                                                                    Exhibit 99.2







                         ------------------------------
                           CONVERSION APPRAISAL REPORT

                                PFS BANCORP, INC.

                          PROPOSED HOLDING COMPANY FOR
                          PEOPLES FEDERAL SAVINGS BANK
                                 AURORA, INDIANA


                                  DATED AS OF:
                                  JUNE 8, 2001
                         ------------------------------












                                  PREPARED BY:

                                RP FINANCIAL, LC.
                             1700 NORTH MOORE STREET
                                    SUITE 2210

                            ARLINGTON, VIRGINIA 22209

                                               June 8, 2001


Board of Directors
Peoples Federal Savings Bank
Second and Bridgeway Streets
Aurora, Indiana  47001

Gentlemen:

         At your request, we have completed and hereby provide an independent appraisal ("Appraisal") of the estimated pro forma market value of the common stock which is to be issued in connection with the mutual-to-stock conversion of Peoples Federal Savings Bank, Aurora, Indiana ("Peoples Federal" or the "Bank"). The common stock issued in connection with the Bank's conversion will simultaneously be acquired by a holding company, PFS Bancorp, Inc. ("PFS Bancorp" or the "Holding Company"). Pursuant to the Plan of Conversion, the common stock will be offered to depositors of the Bank, the Bank's employee stock ownership plan (the "ESOP") directors, officers and employees of the Bank, members of the local community and the public at large (the Subscription and Community Offerings).

         This Appraisal is furnished pursuant to the conversion regulations promulgated by the Office of Thrift Supervision ("OTS"). This Appraisal has been prepared in accordance with the written valuation guidelines promulgated by the OTS, most recently updated as of October 21, 1994. Specifically, this Appraisal has been prepared in accordance with the "Guidelines for Appraisal Reports for the Valuation of Savings and Loan Associations Converting from Mutual to Stock Form of Organization" of the OTS, dated as of October 21, 1994; and applicable regulatory interpretations thereof.


DESCRIPTION OF REORGANIZATION

         The Board of Directors of the Bank has adopted a plan of conversion pursuant to which the Bank will convert from a federally chartered mutual savings bank to a federally chartered stock savings bank and issue all of its outstanding shares to the Holding Company. PFS Bancorp will sell in the Subscription and Community Offerings, Holding Company common stock in the amount equal to the appraised value of the Bank. In addition, Peoples Federal intends to establish the PFS Community Foundation (the "Foundation") as part of the conversion and will fund the Foundation with a contribution of PFS Bancorp common stock. The contribution to the Foundation is estimated to equal 2.0 percent of the value of the shares issued in the offering. Immediately following the conversion, the only significant assets of the Holding Company will be the capital stock of the Bank and the net conversion proceeds remaining after purchase of the Bank's common stock by the Holding Company. PFS Bancorp will use 50 percent of the net conversion proceeds to purchase the Bank's common stock. A portion of the net conversion proceeds retained by the Holding Company will be loaned to the ESOP to fund the ESOP's stock purchases in the offering, and the remainder will be reinvested into investment securities.

Board of Directors
June 8, 2001
Page 2

RP FINANCIAL, LC.

         RP Financial, LC. ("RP Financial") is a financial consulting firm serving the financial services industry nationwide that, among other things, specializes in financial valuations and analyses of business enterprises and securities, including the pro forma valuation for savings institutions converting from mutual-to-stock form. The background and experience of RP Financial is detailed in Exhibit V-1. We believe that, except for the fee we will receive for our appraisal and assisting in the preparation of related business plans, we are independent of the Bank and the other parties engaged by Peoples Federal to assist in the corporate reorganization and stock issuance process.


VALUATION METHODOLOGY

         In preparing our appraisal, we have reviewed Peoples Federal's application for Approval of Conversion, including the Proxy Statement, as filed with the OTS, and the Holding Company's Form SB-2 registration statement as filed with the Securities and Exchange Commission ("SEC"). We have conducted a financial analysis of the Bank that has included due diligence related discussions with Peoples Federal's management; Grant Thornton LLP, the Bank's independent auditor; Elias, Matz, Tiernan & Herrick L.L.P., Peoples Federal's conversion counsel; and Prestige Financial Center, Inc., which has been retained as the financial and marketing advisor in connection with the Holding Company's stock offering. All conclusions set forth in the Appraisal were reached independently from such discussions. In addition, where appropriate, we have considered information based on other available published sources that we believe are reliable. While we believe the information and data gathered from all these sources are reliable, we cannot guarantee the accuracy and completeness of such information.

         We have investigated the competitive environment within which People Federal operates and have assessed the Bank's relative strengths and weaknesses. We have kept abreast of the changing regulatory and legislative environment and analyzed the potential impact on Peoples Federal and the industry as a whole. We have analyzed the potential effects of conversion on the Bank's operating characteristics and financial performance as they relate to the pro forma market value of PFS Bancorp. We have reviewed the economy in the Bank's primary market area and have compared Peoples Federal's financial performance and condition with selected publicly-traded thrift institutions with similar characteristics as the Bank, as well as all publicly-traded thrifts. We have reviewed conditions in the securities markets in general and in the market for thrift stocks in particular, including the market for existing thrift issues and the market for initial public offerings by thrifts.

         Our Appraisal is based on Peoples Federal's representation that the information contained in the regulatory applications and additional information furnished to us by the Bank and its independent auditors are truthful, accurate and complete. We did not independently verify the financial statements and other information provided by the Bank and its independent auditors, nor did we independently value the assets or liabilities, on or off balance sheet, of the Bank. The

Board of Directors
June 8, 2001
Page 3

valuation considers Peoples Federal only as a going concern and should not be considered as an indication of the liquidation value of the Bank.

         Our appraised value is predicated on a continuation of the current operating environment for Peoples Federal and for all thrifts. Changes in the local, state and national economy, the legislative and regulatory environment, the stock market, interest rates, and other external forces (such as natural disasters or significant world events) may occur from time to time, often with great unpredictability and may materially impact the value of thrift stocks as a whole or the Bank's value alone. It is our understanding that Peoples Federal intends to remain an independent institution and there are no current plans for selling control of the Bank as a converted institution. To the extent that such factors can be foreseen, they have been factored into our analysis.

         Pro forma market value is defined as the price at which PFS Bancorp's stock, immediately upon completion of the conversion offering, would change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or sell and both having reasonable knowledge of relevant facts.


VALUATION CONCLUSION

         It is our opinion that, as of June 8, 2001, the aggregate pro forma market value of the Holding Company's common stock, including the contribution to the Foundation immediately following the offering, is $11,730,000 at the midpoint, equal to 1,173,000 shares offered at a per share value of $10.00. The resulting range of value pursuant to regulatory guidelines and the corresponding number of shares based on the Board determined $10.00 per share offering price is set forth below.


                                        OFFERING           FOUNDATION        TOTAL SHARES         AGGREGATE
    VALUATION RANGE                      AMOUNT           CONTRIBUTION          ISSUED          MARKET VALUE
    ---------------                      ------           ------------          ------          ------------
                                        (Shares)            (Shares)           (Shares)              ($)
    Minimum                                977,500            19,550             997,050           $9,970,500
    Midpoint                             1,150,000            23,000           1,173,000           11,730,000
    Maximum                              1,322,500            26,450           1,348,950           13,489,500
    Supermaximum                         1,520,875            30,418           1,551,293           15,512,930

LIMITING FACTORS AND CONSIDERATIONS

         Our valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing shares of the common stock. Moreover, because such valuation is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons who

Board of Directors
June 8, 2001
Page 4

purchase shares of common stock in the conversion will thereafter be able to buy or sell such shares at prices related to the foregoing valuation of the pro forma market value thereof.

         RP Financial's valuation was determined based on the financial condition and operations of Peoples Federal as of March 31, 2001, the date of the financial data included in the regulatory applications and prospectus.

         RP Financial is not a seller of securities within the meaning of any federal and state securities laws and any report prepared by RP Financial shall not be used as an offer or solicitation with respect to the purchase or sale of any securities. RP Financial maintains a policy which prohibits the company, its principals or employees from purchasing stock of its client institutions.

         The valuation will be updated as provided for in the conversion regulations and guidelines. These updates will consider, among other things, any developments or changes in the Bank's financial performance and condition, management policies, and current conditions in the equity markets for thrift shares. These updates may also consider changes in other external factors which impact value including, but not limited to: various changes in the legislative and regulatory environment, the stock market and the market for thrift stocks, and interest rates. Should any such new developments or changes be material, in our opinion, to the valuation of the shares, appropriate adjustments to the estimated pro forma market value will be made. The reasons for any such adjustments will be explained in the update at the date of the release of the update.


                                            Respectfully submitted,

                                            RP FINANCIAL, LC.


                                            /s/ William E. Pommerening

                                            William E. Pommerening
                                            Chief Executive Officer


                                            /s/ Gregory E. Dunn

                                            Gregory E. Dunn
                                            Senior Vice President

RP Financial LC.

                                TABLE OF CONTENTS
                          PEOPLES FEDERAL SAVINGS BANK
                                 AURORA, INDIANA


                                                                                                     PAGE
         DESCRIPTION                                                                                 NUMBER
         -----------                                                                                 ------

    CHAPTER ONE                    OVERVIEW AND FINANCIAL ANALYSIS
    -----------

         Introduction                                                                                  1.1
         Strategic Overview                                                                            1.2
         Balance Sheet Trends                                                                          1.6
         Income and Expense Trends                                                                     1.9
         Interest Rate Risk Management                                                                 1.13
         Lending Activities and Strategy                                                               1.14
         Asset Quality                                                                                 1.17
         Funding Composition and Strategy                                                              1.18
         Legal Proceedings                                                                             1.19



    CHAPTER TWO                     MARKET AREA
    -----------

         Introduction                                                                                  2.1
         Market Area Demographics                                                                      2.1
         National Economic Factors                                                                     2.4
         Local Economy                                                                                 2.6
         Market Area Deposit Characteristics and Competition                                           2.7



    CHAPTER THREE                   PEER GROUP ANALYSIS
    -------------

         Peer Group Selection                                                                          3.1
         Financial Condition                                                                           3.5
         Income and Expense Components                                                                 3.9
         Loan Composition                                                                              3.12
         Interest Rate Risk                                                                            3.14
         Credit Risk                                                                                   3.16
         Summary                                                                                       3.16

RP Financial LC.


                                TABLE OF CONTENTS
                          PEOPLES FEDERAL SAVINGS BANK
                                 AURORA, INDIANA
                                   (CONTINUED)


                                                                                         PAGE
         DESCRIPTION                                                                    NUMBER
         -----------                                                                    ------

    CHAPTER FOUR                    VALUATION ANALYSIS
    ------------

            Introduction                                                                  4.1
            Appraisal Guidelines                                                          4.1
            RP Financial Approach to the Valuation                                        4.1
            Valuation Analysis                                                            4.2
                     1. Financial Condition                                               4.3
                     2. Profitability, Growth and Viability of Earnings                   4.4
                     3. Asset Growth                                                      4.7
                     4. Primary Market Area                                               4.7
                     5. Dividends                                                         4.9
                     6. Liquidity of the Shares                                           4.9
                     7. Marketing of the Issue                                            4.10
                        A. The Public Market                                              4.10
                        B. The New Issue Market                                           4.16
                        C. The Acquisition Market                                         4.18
                     8. Management                                                        4.20
                     9. Effect of Government Regulation and Regulatory Reform             4.21
            Summary of Adjustments                                                        4.21
            Valuation Approaches                                                          4.21
                     1. Price-to-Earnings ("P/E")                                         4.23
                     2. Price-to-Book ("P/B")                                             4.26
                     3. Price-to-Assets ("P/A")                                           4.26
            Comparison to Recent Conversions                                              4.26
            Valuation Conclusion                                                          4.27

RP Financial LC.

                                 LIST OF TABLES
                          PEOPLES FEDERAL SAVINGS BANK
                                 AURORA, INDIANA


        TABLE
        NUMBER                DESCRIPTION                                                               PAGE
        ------                -----------                                                               ----
         1.1          Historical Balance Sheets                                                          1.7
         1.2          Historical Income Statements                                                       1.10


         2.1          Summary Demographic Information                                                    2.3
         2.2          Unemployment Trends                                                                2.7
         2.3          Deposit Summary                                                                    2.9


         3.1          Peer Group of Publicly-Traded Thrifts                                              3.3
         3.2          Balance Sheet Composition and Growth Rates                                         3.6
         3.3          Income as a Percent of Average Assets and Yields, Costs, Spreads                   3.10
         3.4          Loan Portfolio Composition Comparative Analysis                                    3.13
         3.5          Interest Rate Risk Measures and Net Interest Income Volatility                     3.15
         3.6          Credit Risk Measures and Related Information                                       3.17


         4.1          Market Area Unemployment Rates                                                     4.8
         4.2          Recent Conversion Pricing Characteristics                                          4.17
         4.3          Market Pricing Comparatives                                                        4.19
         4.4          Public Market Pricing                                                              4.24

RP Financial LC.
Page 1.1

                       I. OVERVIEW AND FINANCIAL ANALYSIS

INTRODUCTION

         Peoples Federal Savings Bank ("Peoples Federal" or the "Bank"), organized in 1887, is a federally chartered mutual savings bank headquartered in Aurora, Indiana. In addition to its main office, which includes a full service branch, the Bank maintains two other full service branches in the Southeastern Indiana towns of Rising Sun and Vevay. The main office is located in Dearborn County, while the Rising Sun and Vevay branches are located in Ohio and Switzerland Counties, respectively. A map of the Bank's office locations is provided in Exhibit I-1. Peoples Federal is a member of the Federal Home Loan Bank ("FHLB") system, and its deposits are insured up to the regulatory maximums by the Savings Association Insurance Fund ("SAIF") of the Federal Deposit Insurance Corporation ("FDIC"). At March 31, 2001, Peoples Federal had $113.4 million in assets, $95.8 million in deposits and total equity of $13.6 million or 12.0 percent of total assets.

         On May 11, 2001, the Board of Directors of the Bank adopted a plan of conversion, incorporated herein by reference, in which the Bank will convert from mutual to stock form. PFS Bancorp, Inc. ("PFS Bancorp" or the "Holding Company"), an Indiana corporation, was recently organized to facilitate the conversion of Peoples Federal. In the course of the conversion, the Holding Company will acquire all of the capital stock that the Bank will issue upon its conversion from the mutual to stock form of ownership. Going forward, PFS Bancorp will own 100 percent of the Bank's stock, and the Bank will be PFS Bancorp's sole subsidiary. A portion of the net proceeds received from the sale of common stock will be used to purchase all of the then to be issued and outstanding capital stock of the Bank, with the balance of the proceeds being retained by the Holding Company.

         At this time, no other activities are contemplated for the Holding Company other than the ownership of the Bank, a loan to the newly-formed employee stock ownership plan ("ESOP") and reinvestment of the proceeds retained by the Holding Company. In the future, PFS Bancorp may acquire or organize other operating subsidiaries, diversify into other banking-related activities or repurchase its stock, although there are no specific plans to undertake such activities at the present time.

RP Financial LC.
Page 1.2


         In order to enhance the Bank's existing historically strong service and reinvestment activities in the local community, the plan of conversion provides for the establishment of the PFS Community Foundation (the "Foundation") in connection with the stock offering. The Bank and the Holding Company will create the Foundation and fund it with authorized but unissued shares of common stock contributed by the Holding Company in an amount equal to 2.0 percent of the shares sold in the public stock offering. The Foundation is intended to complement the Bank's existing community reinvestment activities and will be dedicated to the promotion of charitable purposes, with an emphasis on educational activities within the communities served by the Bank. Funding the Foundation with shares of common stock of the Holding Company will enable the local community served to share in the growth and profitability of the Holding Company over the long term through dividends and price appreciation. As such, the Bank believes the Foundation will create a high level of community goodwill toward the Holding Company and the Bank, increase the Bank's local visibility and further enhance the Bank's reputation for community service, thereby strengthening its community banking franchise.


STRATEGIC OVERVIEW

         Peoples Federal maintains a local community banking emphasis, with a primary strategic objective of meeting the borrowing and savings needs of its local customer base. Historically, Peoples Federal's operating strategy has been fairly reflective of a traditional thrift operating strategy in which 1-4 family residential mortgage loans and retail deposits have constituted the principal components of the Bank's assets and liabilities, respectively. Beyond 1-4 family permanent mortgage loans, the Bank's loan portfolio includes diversification in construction, land, commercial real estate, multi-family, consumer and commercial business loans. Pursuant to the Bank's current strategic plan, Peoples Federal will remain primary a 1-4 family lending, but will also continue to pursuer greater diversification into non-residential lending as well as commercial business and consumer types of lending.

         Peoples Federal's' greater emphasis on lending diversification should serve to enhance the overall yield earned on the loan portfolio, while also increase the credit risk associated with the loan portfolio. The Bank has sought to limit the credit risk exposure associated with higher risk types of loans, through emphasizing origination of such loans in local and familiar markets.

RP Financial LC.
Page 1.3


Credit risk associated with the loan portfolio has also been limited by the strength of the local economy and implementation of what are believed by management to be conservative underwriting guidelines. Economic growth has been supported by expansion of the national economy, which has spurred an increase in demand for the products and services produced in the Bank's regional economy. In general, the primary market area has experienced a decline in unemployment and an increase in real estate values, which has increased demand for new construction of both residential and commercial properties.

         Investments serve as a supplement to the Bank's lending activities and the investment portfolio is considered to be indicative of a low risk investment philosophy. The investment portfolio is comprised primarily of cash and cash equivalents ($13.3 million), with the balance of the investment portfolio consisting of Freddie Mac stock ($1.3 million), municipal bonds ($169,000) and FHLB stock ($694,000). The Freddie Mac stock is classified as available for sale and at March 31, 2001, the Bank's retained earnings reflected a net unrealized gain of approximately $873,000 attributable to its investment in Freddie Mac stock.

         Retail deposits have consistently served as the primary interest-bearing funding source for the Bank. Deposit growth has generally been adequate enough to fund most of the Bank's asset growth, with such growth consisting of a mixture of CDs and transaction and savings accounts. CDs account for the largest portion of the Bank's deposit composition, although in recent years the concentration of CDs comprising total deposits has declined and transaction and savings accounts have become a more significant component of Peoples Federal's deposit composition. On a limited basis, the Bank has utilized borrowings as an alternative funding source, with such borrowings consisting of short-term FHLB advances. Retail deposits are expected to be the primary source to fund the Bank's future growth; however, to the extent additional borrowings are required, FHLB advances would likely continue to be the principal source of borrowings utilized by the Bank.

         Peoples Federal's earnings base is largely dependent upon net interest income and operating expense levels, reflecting the Bank's emphasis on a traditional thrift operating strategy. The Bank has maintained a relatively healthy and stable net interest margin, reflecting Peoples Federal's favorable interest-earning assets to interest-bearing liabilities ("IEA/IBL") ratio and the

RP Financial LC.
Page 1.4

high concentration of loans that comprise the Bank's interest-earning asset composition. Stability of the net margin has been facilitated by the Bank's emphasis on originating adjustable rate and short-term loans, maintaining most of the investment portfolio in short-term liquid funds and maintaining a strong capital position that serves to reduce the level of interest rate sensitive liabilities funding assets. Operating expenses represent the other major component of the Bank's earnings and have been maintained at a relatively low level, although, in recent years, operating expenses have increased as a percent of average assets. The upward trend in the operating expense ratio reflects that impact of opening a third branch facility in fiscal 2000, in which the costs of maintaining and operating the branch have yet to be fully leveraged. Additionally, compensation expenses increased sharply during the most recent twelve month period, which was mostly attributable to a one-time expense associated with establishing a deferred compensation plan for the Bank's directors and senior officers. In general, the Bank's relatively low operating expense ratio has been supported by an operating strategy which is not highly diversified and its philosophy of retaining all loan originations for investment. Accordingly, the Bank's does not have any off-balance sheet expenses associated with servicing loans sold on a servicing retained basis. The Bank's strategy of retaining all loan originations and increased capital position following the infusion of conversion proceeds is expected to facilitate leveraging of the operating expense ratio. At the same time, Peoples Federal will incur additional operating expenses following the conversion, including expenses associated with the stock benefit plans and, thus, leveraging of the operating expense ratio is not expected to be significant following the conversion.

         The post-conversion business plan of the Bank is expected to continue to focus on products and services which have facilitated growth of the Bank to date. Specifically, Peoples Federal will continue to be an independent community-oriented financial institution with a commitment to local real estate and non-mortgage financing with operations funded by retail deposits, borrowings, equity capital and internal cash flows. In addition, the Bank will emphasize increasing its diversification into commercial real estate and non-mortgage loans, as well as expansion and diversification of other products and services.

         The Bank's Board of Directors has elected to convert to the stock form of ownership to improve the competitive position of Peoples Federal. The additional capital realized from

RP Financial LC.
Page 1.5


conversion proceeds will increase liquidity to support funding of future loan growth and other interest-earning assets. Peoples Federal's higher capital position resulting from the infusion of conversion proceeds will also serve to reduce interest rate risk, through enhancing the Bank's interest-earning-assets-to-interest-bearing-liabilities ("IEA/IBL") ratio.
The additional funds realized from the stock offering will provide an alternative funding source to deposits and borrowings in meeting the Bank's future funding needs, which may facilitate a reduction in Peoples Federal's funding costs. Additionally, Peoples Federal's higher equity-to-assets ratio will also better position the Bank to take advantage of expansion opportunities as they arise. Such expansion would most likely occur through acquiring branches or other financial institutions in markets that would provide for further penetration in the markets currently served by the Bank or nearby surrounding markets. At this time, the Bank has no specific plans for expansion other than internal growth. The Bank's projected internal use of proceeds are highlighted below.

         o PFS BANCORP. The Holding Company is expected to retain up to 50 percent of the net conversion proceeds. At present, funds at the Holding Company level, net of the loan to the ESOP, are expected to be primarily invested initially into short-term investment grade securities. Over time, the funds may be utilized for various corporate purposes, possibly including acquisitions, infusing additional equity into the Bank, repurchases of common stock, and the payment of regular and/or special cash dividends.

         o PEOPLES FEDERAL. Approximately 50 percent of the net conversion proceeds will be infused into the Bank in exchange for all of the Bank's newly issued stock. The increase in capital will be less, as the amount to be borrowed by the ESOP to fund an 8.0 percent stock purchase will be deducted from capital. Cash proceeds (i.e., net proceeds less deposits withdrawn to fund stock purchases) infused into the Bank are anticipated to become part of general operating funds, and are expected to be primarily utilized to fund loan growth.

         Overall, it is the Bank's objective to pursue growth that will serve to increase returns, while, at the same time, growth will not be pursued that could potentially compromise the overall risk associated with Peoples Federal's operations. The Bank has acknowledged that it intends to operate with excess capital in the near term, operating with a below market return on equity, until such time as the new capital can be leveraged in a safe and sound manner over an extended period of time.

RP Financial LC.
Page 1.6


BALANCE SHEET TRENDS

         From June 30, 1996 through March 31, 2001, Peoples Federal exhibited annual asset growth of positive 4.2 percent (see Table 1.1). During this period, the Bank's interest-earning asset composition exhibited a shift towards cash and investments, as the loans receivable balance declined from 91.1 percent of assets at fiscal year end 1996 to 84.8 percent of assets at March 31, 2001. The decline in the concentration of loans maintained as a percent of assets resulted from comparatively strong growth in cash and investments, as loan growth was also sustained throughout the past four and three-quarter fiscal years. Asset growth has been funded primarily by deposits and, to a lesser degree, borrowings and retained earnings. A summary of Peoples Federal's key operating ratios for the past three and three-quarter fiscal years are presented in Exhibit I-3.

         Peoples Federal's loans receivable portfolio increased at a 2.7 percent annual rate from fiscal year end 1996 through March 31, 2001, with the portfolio exhibiting positive growth throughout the period. The most notable loan growth occurred during fiscal 1999, with net loan growth approximating $3.6 million. Loan growth has been sustained by the Bank's philosophy of retaining all loan originations for investment and has consisted primarily of non-residential mortgage loans and non-mortgage loans.

         Peoples Federal's historical emphasis on 1-4 family lending is reflected in its loan portfolio composition, as 73.3 percent of total loans receivable consisted of 1-4 family mortgage loans at March 31, 2001. However, recent growth trends in the Bank's loan portfolio show increased lending diversification by the Bank into higher risk and higher yielding types of loans. Specifically, commercial real estate and multi-family loans increased from 13.6 percent of total loans receivable at June 30, 1999 to 17.1 percent of total loans receivable at March 31, 2001. As the result of the stronger growth of the commercial real estate and multi-family loan portfolio, the Bank's 1-4 family loans declined from 77.4 percent to 73.3 percent of total loans outstanding at June 30, 1999 and March 31, 2001, respectively. Over the same time period, the balance of consumer and other non-mortgage loans remained fairly consistent, equaling 9.0 percent and 9.6 percent of total loans outstanding at June 30, 1999 and March 31, 2001, respectively.

RP Financial LC.
Page 1.7

RP Financial LC.
Page 1.8

         The intent of the Bank's Company's investment policy is to provide adequate liquidity and to generate a favorable return within the context of supporting Peoples Federal's overall credit and interest rate risk objectives. It is anticipated that proceeds retained at the holding company level will primarily be invested into investments with short-term maturities. Over the past five and three-quarter years, the Bank's level of cash and investment securities (inclusive of FHLB stock) ranged from a low of 7.3 percent of assets at fiscal year end 1996 to a high of 13.6 percent of assets at March 31, 2001. The investment portfolio is comprised primary of cash and cash equivalents ($13.3 million), with the balance of the investment portfolio consisting of Freddie Mac stock ($1.3 million), municipal bonds ($169,000) and FHLB stock ($694,000). The Freddie Mac stock is classified as available for sale and at March 31, 2001, the Bank's retained earnings reflected a net unrealized gain of approximately $873,000 attributable to its investment in Freddie Mac stock. Exhibit I-4 provides detail of the Bank's investment portfolio.

         Mortgage-backed securities comprise the balance of the Bank's interest-earning assets composition, serving as an investment alternative to deploy excess liquidity. In recent years, the Bank's loan growth has been adequate enough to limit the need to invest in mortgage-backed securities. Accordingly, over the past five and three-quarter fiscal years, the Bank's investment in mortgage-backed securities balance has been very limited and, as of March 31, 2001, the Bank did not hold any mortgage-backed securities.

         Over the past five and three-quarter years, Peoples Federal's funding needs have been substantially met through retail deposits, internal cash flows, borrowings and retained earnings. From fiscal year end 1996 through March 31, 2001, the Bank's deposits increased at an annual rate of 3.8 percent. Positive deposit growth was sustained throughout the period covered in Table 1.1, except during fiscal 1998 when the Bank experienced a slight decline in deposits. Growth in lower costing savings and transaction accounts has outpaced CD growth in recent years, thereby facilitating a shift in the Bank's deposit composition towards a higher concentration of transaction and savings accounts. As of March 31, 2001, CDs and transaction and savings accounts represented 71.9 percent and
28.1 percent of the Bank's total deposits, respectively. Comparatively, as of June 30, 1996, CDs and transaction and savings accounts represented 76.6 percent and 23.4 percent of the Bank's total deposits, respectively. Most of Peoples Federal's transaction and savings account growth has been realized in demand and

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RP Financial LC.
Page 1.9


NOW deposit accounts. As of March 31, 2001, money market and savings accounts equaled 15.4 percent of total deposits, while NOW and demand accounts equaled
12.7 percent of total deposits.

         Borrowings serve as an alternative funding source for the Bank to address funding needs for loan growth and to support control of deposit costs. In general, the Bank's use of borrowings has been limited, and, as of March 31, 2001, borrowings held by Peoples Federal totaled $3.0 million. All of the borrowings held by Peoples Federal at March 31, 2001 consisted of short-term FHLB advances. Anticipated deposit growth, the offering proceeds, and internal cash flows are expected to adequately address most of the Bank's funding needs in the foreseeable future. To the extent additional borrowings may be utilized by the Bank, such borrowings would likely consist of FHLB advances.

         Since fiscal year end 1996, positive earnings and an increase in the unrealized gain maintained on securities designated as available translated into an annual capital growth rate of 8.4 percent for the Bank. Capital growth outpaced the Bank's asset growth rate, as Peoples Federal's equity-to-assets ratio increased from 9.9 percent at fiscal year end 1996 to 12.0 percent at March 31, 2001. All of the Bank's capital is tangible capital, and the Bank maintained capital surpluses relative to all of its regulatory capital requirements at March 31, 2001. The addition of conversion proceeds will serve to strengthen Peoples Federal's capital position and competitive posture within its primary market area, as well as possibly support expansion into other nearby markets if favorable growth opportunities are presented. At the same time, as the result of the Bank's relatively high pro forma capital position, Peoples Federal's ROE can be expected to be below industry averages following its conversion.


INCOME AND EXPENSE TRENDS

         Table 1.2 shows the Bank's historical income statements from fiscal year 1996 through the twelve months ended March 31, 2001. The Bank reported positive earnings over the past five years and for the most recent twelve month period, ranging from a low of 0.69 percent of average assets during fiscal 1997 to a high of 1.07 percent of average assets during fiscal 1998. For the twelve months ended March 31, 2001, the Bank reported net income of $767,000 or 0.70

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Page 1.10

RP Financial LC.
Page 1.11


percent of average assets. Consistent with the Bank's traditional thrift operating strategy, net interest income and operating expenses have been the dominant factors in Peoples Federal's earnings. Non-interest operating income derived from Peoples Federal's retail banking activities has been a limited contributor to the Bank's earnings, while loan loss provisions have also been a minor factor in the Bank's earnings over the past five and three-quarter years. Gains resulting from the sale of loans and investment securities have generally not been a factor in the Bank's earnings, with the exception of the most recent twelve month period.

         Peoples Federal maintained a healthy net interest margin throughout the period shown in Table 1.2, which has been supported by the Bank's maintenance of a relatively high concentration of loans and strong capital position. Over the past five and three-quarter fiscal years, the Bank's net interest income to average assets ratio has ranged from a low of 3.09 percent during fiscal 1996 to a high of 3.40 percent during fiscal years 1997 and 1998. For the twelve months ended March 31, 2001, the Bank's net interest income to average assets ratio equaled 3.14 percent. The most recent twelve month period reflected increases in both the interest income and interest expense ratios, which provided for a slight decline in the net margin compared to fiscal 2000. Overall, the Bank's net interest margin has exhibited relatively limited fluctuation, as Peoples Federal's management of interest rate risk through emphasizing interest rate sensitive types of lending, maintaining an investment portfolio with short-term maturities and maintaining a strong capital position has supported maintenance of a relatively stable interest rate spread. The Bank's historical net interest rate spreads and yields and costs are set forth in Exhibits I-3 and I-5.

         Consistent with the Bank's adherence to a traditional thrift operating philosophy and resultant limited diversification, sources of non-interest operating income have been a somewhat modest contributor to the Bank's earnings. Throughout the period shown in Table 1.2, sources of non-interest operating income have ranged from a low of 0.18 percent of average assets in fiscal 1996 to a high of 0.30 percent of average assets for the twelve months ended March 31, 2001. Sources of non-interest operating income consist substantially of fees and service charges generated from the Bank's retail banking activities, with the recent upward trend in the non-interest operating income ratio supported by growth of fees earned on checking accounts and ATM transactions. Overall, beyond Peoples Federal's limited diversification in general, the

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Page 1.12


absence of a loans serviced for others portfolio has been a limiting factor in the amount of non-interest operating income generated by the Bank. At this time, the Bank has no plans to further diversify into activities that would generate additional non-interest operating income and, thus, Peoples Federal's earnings can be expected to remain highly dependent upon the net interest margin.

         Operating expenses represent the other major component of the Bank's earnings, ranging from a low of 1.83 percent of average assets in fiscal 1998 to a high of 2.40 percent of average assets in fiscal 1997. For the twelve months ended March 31, 2001, the Bank's ratio of operating expenses to average assets equaled 2.39 percent. The peak operating expense ratio posted in fiscal 1997 was the result of a one-time assessment to recapitalize the SAIF, which equaled $515,000. Likewise, the relatively high operating expense ratio posted for the most recent twelve month period was largely attributable to a one-time expense, which was incurred for establishing a deferred compensation plan for the Bank's senior management and directors. The expense associated with the establishment of the plan amounted to $611,000. Going forward, the annual expense related to the deferred compensation plan will approximate $45,000. Higher operating expenses have also resulted from opening a third branch in fiscal 2000, in which the expenses associated with opening and operating the new branch facility have yet to be fully leveraged. Upward pressure will be placed on the Bank's operating expense ratio following the stock offering, due to expenses associated with operating as a publicly-traded company, including expenses related to the stock benefit plans. At the same, the increase in capital realized from the stock offering will increase the Bank capacity to leverage operating expenses through pursuing a more aggressive growth strategy.

         Overall, the general trends in the Bank's net interest margin and operating expense ratio since 1996 reflect stability in the Bank's core earnings, as indicated by the Bank's expense coverage ratio (net interest income divided by operating expenses). Peoples Federal's expense coverage ratio equaled
1.59 times in fiscal 1996, versus a comparable ratio of 1.31 times during the twelve months ended March 31, 2001. However, after adjusting the Bank's operating expenses to exclude the non-recurring expense related to establishing the deferred compensation plan, Peoples Federal's expense coverage ratio improved to 1.68 time for the most recent twelve month period. Similarly, Peoples Federal's efficiency ratio (operating expenses, net of

RP Financial LC.
Page 1.13

amortization of intangibles, as a percent of the sum of net interest income and other operating income) of 69.5 percent for twelve months ended March 31, 2001 was less favorable than the 59.3 percent efficiency ratio maintained in fiscal 1996. However, after adjusting for the non-recurring expense of the deferred compensation plan, the Bank's efficiency ratio improved to 54.4 percent for the most recent twelve month period.

         Loan loss provisions have had a limited impact on the Bank's earnings over the past five and three-quarter years, reflecting Peoples Federal's maintenance of favorable credit quality measures and generally positive trends in the local real estate market. Loan loss provisions established by the Bank ranged from a low of 0.07 percent of average assets in fiscal 1996 to a high of
0.14 percent of average assets for the twelve months ended March 31, 2001. The higher level of loss provisions established during the most recent twelve month period was largely attributable to growth of the loan portfolio, including growth of higher credit risk types of loans such as commercial real estate loans. As of March 31, 2001, the Bank maintained allowance for loan losses of $677,000, equal to 163.9 percent of non-performing assets and accruing loans more than 90 days past due and 0.70 percent of net loans receivable. Exhibit I-6 sets forth the Bank's allowance for loan loss activity during the past two and three-quarter years.

         Gains resulting from the sale of loans, investments, real estate owned and other assets typically have not been a material factor in the Bank's earnings. However, during the twelve months ended March 31, 2001, the Bank recorded a gain from the sale of Freddie Mac stock amounting to 0.31 percent of average assets. The Bank sold a portion of its Freddie Mac stock for purposes of funding the expense of establishing the deferred compensation plan. Overall, the gains that have been recorded by the Bank are not considered to be part of its recurring or core earnings.


INTEREST RATE RISK MANAGEMENT

         The Bank's balance sheet is liability-sensitive in the short-term (less than one year) and, thus, the net interest margin will typically be adversely affected during periods of rising and higher interest rates. As of March 31, 2001, the Net Portfolio Value ("NPV") analysis provided

RP Financial LC.
Page 1.14


by the OTS indicated that a 2.0 percent instantaneous and sustained increase in interest rates would result in a 5.0 percent decline in the Bank's NPV (see
Exhibit I-7).

         The Bank primarily manages interest rate risk from the asset side of the balance sheet, through emphasizing investment in short-term funds, emphasizing the origination of adjustable rate 1-4 family permanent mortgage loans and diversifying into interest rate sensitive types of lending. As of March 31, 2001, of the total loans due after March 31, 2001, ARM loans comprised
75.0 percent of those loans (see Exhibit I-8). On the liability and equity side of the balance sheet, management of interest rate risk has been pursued through maintaining a strong capital position and through emphasizing the build-up of less interest rate sensitive and lower costing transaction and savings accounts.

         The infusion of stock proceeds will serve to further limit the Bank's interest rate risk exposure, as most of the net proceeds will be redeployed into interest-earning assets and the increase to capital will lessen the proportion of interest rate sensitive liabilities funding assets.


LENDING ACTIVITIES AND STRATEGY

         Peoples Federal's lending activities have traditionally emphasized 1-4 family permanent mortgage loans and one-to-four family permanent mortgage loans continue to comprise the largest concentration of the loan portfolio. Beyond 1-4 family loans, lending diversification by the Bank includes loans secured by commercial real estate and multi-family residential real estate, construction loans, land loans, consumer loans and commercial business loans. Exhibit I-9 provides historical detail of Peoples Federal's loan portfolio composition over the past two and three-quarter years and Exhibit I-10 provides the contractual maturity of the Bank's loan portfolio by loan type as of March 31, 2001.

         Peoples Federal originates both fixed rate and adjustable rate 1-4 family permanent mortgage loans, retaining all loan originations for portfolio. Fixed rate loan originations are generally underwritten to secondary market standards that would allow for the sale of such loans if such a strategy becomes warranted for purposes of managing interest rate risk and the Bank's liquidity. Standard fixed rate loans offered by the Bank have terms of up to 30 years, with a 10-year balloon provision. Most of the Bank's 1-4 family lending volume consists of ARM loans.

RP Financial LC.
Page 1.15

ARM loans offered by the Bank consist of loans that reprice every year, which are indexed to the equivalent of the one-year U.S. Treasury rate. Initial rates on ARM loans are typically discounted from the fully-indexed rate, with repricing terms providing for caps of 1.0 percent annually and 3.0 percent or
4.0 percent over the life of the loan. The Bank typically requires a loan-to-value ("LTV") ratio of 80.0 percent or less for 1-4 family loans, but in some cases may lend up to a 90.0 percent LTV. As of March 31, 2001, the Bank's 1-4 family permanent mortgage loan portfolio totaled $71.3 million or 73.3 percent of total loans outstanding.

         Included in the 1-4 family loan balance were 1-4 family construction loans that totaled $1.6 million at March 31, 2001. The Bank's construction lending activities are typically for the construction of pre-sold homes. In addition, the Bank makes construction loans to home builders on a speculative basis. Construction loans are six-month fixed rates loans and require payment of interest only during the construction period. Peoples Federal will originate construction loans up to a LTV ratio of 80.0 percent. The construction loan portfolio also includes a $1.3 million participation loan with another Indiana institution for the construction of a multi-family property, which is included with the multi-family loan balance of $1.6 million as of March 31, 2001. Except for the participation loan, which is secured by a property in the Bank's normal lending territory, the Bank's construction lending activities have generally been limited to 1-4 family properties.

         The balance of the mortgage loan portfolio consists of commercial real estate and multi-family loans, which are collateralized by properties in the Bank's normal lending territory. Commercial real estate and multi-family loans are originated up to a maximum LTV ratio of 75.0 percent. Loan terms typically provide for amortization periods of 15 to 25-years and are floating rate loans tied to the Prime rate. Properties securing the commercial real estate and multi-family loan portfolio consist primarily of storefronts, churches, apartments, and warehouses. At March 31, 2001, the average balance of the Bank's commercial real estate and multi-family loans equaled $82,000. As of March 31, 2001, the Bank's commercial real estate and multi-family loan portfolio totaled $16.6 million or 17.1 percent of total loans outstanding. Commercial real estate lending is expected to be an area of gradual lending growth for the Bank, as Peoples Federal has been effective in establishing a lending niche to serve borrowers with loan needs that

RP Financial LC.
Page 1.16


are viewed as being too small for the larger commercial banks to effectively service.

         Included in the balance of commercial real estate and multi-family loans were land loans, which totaled $4.9 million at March 31, 2001. Land loans serve as a complement to the Bank's 1-4 family lending activities, as such loans are primarily secured by single-family lot loans or land that will be used for residential development. Terms of land loans offered by the Bank generally require a LTV ratio of 75.0 percent or less and are indexed to the Prime rate. Land loans are interest only loans and are renewed annually. Peoples Federal's largest non-residential loan at March 31, 2001 was secured by land and had an outstanding balance of $527,000. The loan was current at March 31, 2001.

         Diversification into non-mortgage lending consists of consumer loans, as well as commercial business loans. The consumer loan portfolio consists primarily of home equity lines of credit and automobile loans. Other types of consumer loans held by the Bank include loans secured by deposit accounts, mobile home loans and other secured installment loans. Peoples Federal is no longer active in originating mobile home loans and the balance of mobile home loans currently held by the Bank is minimal. Home equity lines of credit are floating rate loans tied to the Prime rate and are limited to a maximum LTV ratio of 80.0 percent of the combined balance of the home equity line of credit and the first lien (up to an 85.0 percent LTV ratio if the Bank has the first mortgage on the property). Auto loans consist of direct loans for both new and used cars. Auto loans are offered for terms of up to 60 months, with higher rates and shorter terms being required for used cars. As of March 31, 2001, Peoples Federal's outstanding balance of consumer loans totaled $6.4 million or
6.6 percent of total loans outstanding.

         The balance of the loan portfolio consists of commercial business loans, which totaled $2.8 million or 2.9 percent of total loans outstanding at March 31, 2001. Commercial business loans held by the Bank consist mostly of secured loans that are extended to local businesses for purposes of working capital. Loan terms for commercial business loans provide for floating rate lines of credit that are tied to the Prime rate and are renewable annually. Commercial business lending is a desired growth area for the Bank, in which Peoples Federal will be targeting small- and mid-size companies in the local market area as the primary source of commercial loan growth.

RP Financial LC.
Page 1.17

         Exhibit I-11 provides a summary of the Bank's lending activities over the past two and three-quarter years. During the past two and three-quarter fiscal years, originations of 1-4 family permanent mortgage loans accounted for $56.2 million, or 56.4 percent of the Bank's total lending volume. Originations of 1-4 family loans were notably higher during fiscal 1999 compared to fiscal 2000 ($27.2 million versus $15.1 million), which was supported by a higher demand for loans to be refinanced. The stronger demand for loan refinancings also translated in higher repayments during fiscal 1999 and, thus, net loan growth of $3.6 million during fiscal 1999 was not significantly above the $2.7 million growth posted during fiscal 2000. Consumer and commercial business loan originations constituted the Bank's second most active area of lending during the past two and three-quarter fiscal years, with such originations increasing from $12.4 million during fiscal 1999 to $15.0 million during fiscal 2000. For the nine months ended March 31, 2001, the Bank originated $5.9 million of consumer and commercial business loans compared to $8.6 million of originations for the year ago period. Consistent with the Bank's generally lending philosophy, no loans were sold or purchased by the Bank during the past two and three-quarter fiscal years.

ASSET QUALITY

         The Bank's 1-4 family lending emphasis has generally supported favorable credit quality measures. Over the past two and three-quarter years, Peoples Federal's balance of non-performing assets and accruing loans that are more than 90 days past due, ranged from a high of 0.74 percent of assets at fiscal year end 1999 to a low of 0.36 percent of assets at March 31, 2001. Non-accruing loans accounted for the largest portion of the Bank's non-performing assets over the past two and three-quarter years. As shown in
Exhibit I-12, the Bank's balance of problem assets at March 31, 2001 consisted of $311,000 of non-accruing loans and $102,000 of real estate owned. The largest portion of the Bank's non-performing loans at March 31, 2001 consisted of 1-4 family loans.

         The Bank reviews and classifies assets on a monthly basis and establishes loan loss provisions based on the overall quality, size and composition of the loan portfolio, as well other factors such as historical loss experience, industry trends and local real estate market and

RP Financial LC.
Page 1.18


economic conditions. The Bank maintained valuation allowances of $677,000 at March 31, 2001, equal to 0.70 percent of net loans receivable and 163.9 percent of non-performing assets and accruing loans more than 90 days past due.

FUNDING COMPOSITION AND STRATEGY

         Deposits have consistently accounted for the Bank's primary source of funds and at March 31, 2001 deposits equaled 97.0 percent of Peoples Federal's interest-bearing funding composition. Exhibit I-13 sets forth the Bank's deposit composition for the past two and three-quarter fiscal years and Exhibit I-14 provides the interest rate and maturity composition of the CD portfolio at March 31, 2001. CDs represent the largest component of the Bank's deposit composition, with Peoples Federal's current CD composition reflecting a higher concentration of short-term CDs (maturities of one year or less). As of March 31, 2001, the CD portfolio totaled $68.9 million or 71.9 percent of total deposits and 66.3 percent of the CDs were scheduled to mature in one year or less. As of March 31, 2001, jumbo CDs (CD accounts with balances of $100,000 or more) amounted to $26.1 million or 37.9 percent of total CDs. Peoples Federal does not maintain any brokered CDs. Deposit rates offered by the Bank are generally in the middle-to-upper end of the range of rates offered by local competitors.

         Lower cost savings and transaction accounts comprise the balance of the Bank's deposit composition, with such deposits amounting to $26.9 million or
28.1 percent of total deposits at March 31, 2001. Over the past two and three-quarter fiscal years, the Bank's concentration of transaction and savings accounts comprising total deposits has increased slightly, as transaction and savings account deposits equaled 27.0 percent of Peoples Federal's total deposits at fiscal year end 1999. The increase in the concentration of core deposits comprising total deposits was realized through growth of checking accounts, which was partially offset by a decline in savings and money market accounts.

         Borrowings have been utilized to a limited degree by the Bank in recent years, to support control of deposits costs and as a source of liquidity. The Bank maintained $3.0 million of borrowings at March 31, 2001, versus a peak balance of $5.0 million at fiscal year end 1998.

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RP Financial LC.
Page 1.19


Borrowings held by the Bank at March 31, 2001 consisted entirely of short-term FHLB advances. Exhibit I-15 provides further detail of Peoples Federal's borrowing activities during the past two and three-quarter fiscal years. Peoples Federal's deposit growth, internal funding and stock proceeds are expected to be adequate enough to fund the substantial portion of the Bank's lending and investment activities for the intermediate-term. To the extent additional borrowings are utilized by the Bank, such borrowings would most likely consist of FHLB advances.


LEGAL PROCEEDINGS

         Peoples Federal is involved in routine legal proceedings occurring in the ordinary course of business which, in the aggregate, are believed by management to be immaterial to the financial condition of the Bank.

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RP FINANCIAL, LC.
PAGE 2.1

                                 II. MARKET AREA


INTRODUCTION

         Peoples Federal serves Southeastern Indiana through three full service branch offices, which are located in the towns of Aurora (Dearborn County), Rising Sun (Ohio County) and Vevay (Switzerland County). The major portion of Peoples Federal's activities are conducted within markets served by the retail branches and surrounding contiguous markets. Markets served by Peoples Federal include nearby markets in Ohio and Kentucky, as the Southeastern Indiana markets served by the Bank's branches are located where those three states converge.
Exhibit II-1 provides information on the Bank's office facilities.

         The Bank's primary market is viewed as suburban and rural in nature, as indicated by low population density. Dearborn County, which is included in the Cincinnati MSA is the most populous of the markets that is served by Peoples Federal. Dearborn County has benefited from the outward expansion of the Cincinnati metropolitan area, as indicated by strong population growth and growth in household income. The primary market area economy is fairly diversified, with services, wholesale/retail trade, manufacturing and government constituting the basis of the primary market area economy. Competition for financial services in the primary market area is considered to be significant, particularly given the size of the population base served in each of the counties.

         Future business and growth opportunities will be partially influenced by economic and demographic characteristics of the markets served by the Bank, particularly the future growth and stability of the regional economy, demographic growth trends, and the nature and intensity of the competitive environment for financial institutions. These factors have been examined to help determine the growth potential that exists for the Bank and the relative economic health of the Bank's market area.


MARKET AREA DEMOGRAPHICS

         Demographic growth in the Bank's market area has been measured by changes in

RP FINANCIAL, LC.
PAGE 2.2


population, number of households and median household income, with trends in those areas summarized by the data presented in Table 2.1. In the 1990s, the primary market area served by the Bank experienced positive growth as measured by population and household growth. All three counties where Peoples Federal maintains a branch presence recorded an increase in population during the 1990s, with Dearborn County posting the strongest growth rate. Dearborn County's 2.4 percent annual growth rate was supported by its proximity to Cincinnati and the growth that has occurred in suburban markets that are nearby to the Cincinnati metropolitan area. Expansion of the local economy has contributed to Dearborn County's population growth as well, most notably with respect to the economic activity that was generated by the opening of two riverboat gambling casinos in the late-1990s. Dearborn County is the most populous market served by the Bank, with a 2000 population of 49,000. Population growth rates for both Dearborn and Switzerland Counties exceeded the U.S. and Indiana growth rates, while Ohio County's population increased modestly during the 1990s. Overall, the generally rural nature of the primary market area is implied by the low population density of the individual counties, as both Ohio and Switzerland Counties maintained 2000 populations of less than 10,000. Projected population growth for the primary market area counties is not expected to vary materially from recent historical trends; although, consistent with the projected growth rates for the U.S. and Indiana, the population growth rates for Dearborn and Ohio Counties are projected to be lower over the next five years. Comparatively, the population growth rate for Switzerland County is projected to be slightly higher over the next five years. Growth in households generally paralleled the population growth rates, with Dearborn County posting the highest household growth rate among the primary market area counties.

         Median household and per capita income measures for the primary market area counties indicate that the larger and faster growing Dearborn County market is also a more affluent market area, reflecting the impact of population growth among white-collar professionals who work in the Cincinnati metropolitan area. Median household income measures for Dearborn and Ohio Counties exceeded the median household income for Indiana and the U.S., although the per capita income measures for all of the primary market area counties were lower than the per capita income measures for Indiana and the U.S. Median household income increased in all three of the primary market area counties during the 1990s, with annual growth rates ranging

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RP FINANCIAL, LC.
PAGE 2.3


from a low of 5.8 percent in Dearborn County to a high of 8.4 percent in Switzerland County.


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PAGE 2.4


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RP FINANCIAL, LC.
PAGE 2.5


Consistent with trends reflected during the 1990s, household income growth is projected to be the strongest in Switzerland County over the next five years (4.8 percent annual growth), followed by Dearborn County (3.5 percent annual growth). Household income distribution measures further imply that Dearborn and Ohio Counties are relatively affluent market areas, based on the higher percentage of households with incomes of $100,000 or more in both of those counties. Based on these demographic trends, the markets served by the Bank are viewed as being conducive for supporting lending and deposit growth opportunities over the next five years. The strongest growth opportunities are expected to be realized in Dearborn County.

NATIONAL ECONOMIC FACTORS

         Trends in the national economy have generally reflected a slowing pace of growth since mid-2000. Reflecting positive factors, inflation remains relatively low, and there has been significant job creation and low unemployment rates by historical standards. The Federal government continues to operate with a budget surplus, and expectations are for a rising surplus in the next five years, which has reduced the demand for dollars in the capital markets. Unemployment rates remained below 5.0 percent throughout 2000 and declined to a 30-year low of 3.9 percent most recently in October 2000. The economy during the last six months of 2000 showed increasing signs of a slowdown, which included lowered expectations of future earnings by a number of bellwether stocks in a wide range of industrial sectors and declines in several key economic indicators regarding production and consumer demand. The decline in the stock market during 2000, in particular the technology and Internet weighted NASDAQ market has also contributed to the perception of a slowing domestic economy. The NASDAQ and the DJIA were down by 39 and 6 percent, respectively, for 2000.

         Signs of slower economic growth became more pronounced in the first quarter of 2001, as a number of companies initiated lay-offs to offset profit erosion caused by slackening demand for products and services in general. Manufacturing activity in January 2001 plunged to a level that generally indicates the economy is in a recession, while the unemployment rate for January 2001 increased to 4.2 percent. The economic slow down and the general decline in the stock market combined to erode consumer confidence as well. Stronger-than-expected job growth in

RP FINANCIAL, LC.
PAGE 2.6


February and a steady unemployment rate provided signs that the economy may have stabilized short of a recession. However, March data suggested the economy was continuing to slow, as the unemployment rate edged up to 4.3 percent in March and retail sales for March came in sharply below expectations.

         Initial claims for unemployment insurance reached a five-year high in early-April 2001, which raised concerns that consumer spending could weaken markedly in the coming months. The April unemployment rate rose to 4.5 percent, which was the highest level in two and one-half years and the loss of jobs experienced in April was the most in any month since February 1991. While April retail sales beat expectations and consumer confidence climbed in April, other economic indicators generally suggested that the economy was continuing to struggle. The manufacturing slump continued in April, new home sales fell in April and profit margins continued to decline in the first quarter. A downward revision in the first quarter GDP, from 2.0 percent to 1.3 percent, a decline in April durable goods orders and a rising in office vacancy rates in the first quarter further undercut expectations of a rapid recovery in the economy. Economic data for May 2001 suggested that, outside of the manufacturing sector, economic conditions may have leveled off. The loss of jobs in May was modest and the unemployment rate in May declined to 4.4 percent, although the manufacturing sector continued to experience a sharp reduction in jobs.

         Interest rate trends have been varied over the past year. The strong economic growth in 1999 and the first three quarters of 2000 prompted the Federal Reserve to increase rates six times, resulting in a total rate increase of 1.75 percent from mid-1999 to late-2000. Higher short-term rates resulted in an inverted yield curve during most of 2000, as longer term interest rates did not match the increase exhibited in short-term rates. The lower yields maintained on the longer term Treasurys were in part due to the Treasury Department's debt buy back program that involved purchases of approximately $30 billion of long-term Treasurys during fiscal 2000 and plans to continue the buy back program into the future. Short- and long-term interest rates declined in the fourth quarter of 2000, which was attributable to a number of factors including the slow down in the economy, volatility in the stock market and uncertainty over the outcome of the Presidential election.

         Concerns of a slumping economy prompted the Federal Reserve to reduce the overnight

RP FINANCIAL, LC.
PAGE 2.7


Fed funds rate by 50 basis points in early-January 2001, which was followed with another 50 basis point rate cut at the end of January. The two interest rate cuts and expectations of further rate cuts facilitated the reversion to a more normalized yield curve in the one-to-thirty year range. Short-term interest rates continued to decline through the end of the first quarter, as the Federal Reserve cut short-term interest rates by another 50 basis point in late-March. The third rate-cut in 2001 provider for a steeper yield curve, as long-term interest rates edged higher at the end of the first quarter. The steepening of yield curve continued at the beginning of the second quarter, particularly following the surprise inter-meeting rate cut that was implemented by the Federal Reserve in mid-April. The Federal Reserve cited slowing business investment and falling profits in its decision to lower rates by 50 basis points a month ahead of its regularly scheduled meeting. Lower short-term yields and higher long-term yields both contributed to the steepening slop of the yield curve, as investors sold longer-term U.S. Treasurys in anticipation of more rate cuts by the Federal Reserve. The Federal Reserve cut short-term rates by a half a point at its mid-May meeting, citing concerns that a recession remains the greatest danger for the U.S. economy. As of June 8, 2001, one- and thirty-year U.S. government bonds were yielding 3.56 percent and 5.74 percent, respectively, versus comparable year ago rates of 6.22 percent and 5.89 percent. Exhibit II-2 provides historical interest rate trends from 1991 through June 8, 2001


LOCAL ECONOMY

         The Bank's primary market area has a fairly diversified local economy, with employment in services, wholesale/retail trade, government and manufacturing serving as the basis of the local economy. Service jobs represent the largest employer in all three of the primary market counties, with jobs in wholesale/retail trade accounting for the second largest employment sector in Dearborn County. Government and manufacturing were the second largest employers in Ohio and Switzerland Counties, respectively. Demographic growth has facilitated job growth in most sectors of the local economy, with employment in services, wholesale/retail trade, financial services and construction all increasing during recent years. Dearborn County also posted an increase in manufacturing jobs, which tend to be relatively high paying jobs and, thus, are viewed as being particularly beneficial to the local economy. Major employers in primary

RP FINANCIAL, LC.
PAGE 2.8


market area include Joseph E. Seagrams and Sons, Argosy Hotel and Casino, Grand Victoria Casino, Anchor Glass Container Corp., PRI Pak, Dearborn County Hospital, Lawrenceburg Community School Corp., American Electric Power, South Dearborn School Corporation, Ohio County School Corporation and Switzerland School Corporation.

         Comparative unemployment rates for the primary market area counties, as well as for the U.S. and Indiana, are shown in Table 2.2. The unemployment data for the market area further implies a healthy local economy that should facilitate growth opportunities for the Bank. Recent unemployment rates for Dearborn and Ohio Counties were lower than the national and Indiana measures. The relatively high unemployment rate in Switzerland County could in part be attributed to the somewhat rural nature of that market area and resulting seasonal fluctuations in employment. Similar to Indiana, the most recent unemployment rates for the primary market area counties were lower from the comparable year ago rates. Comparatively, the U.S. unemployment rate increased slightly from March 2000 to March 2001.


                                    Table 2.2
                          Peoples Federal Savings Bank
                             Unemployment Trends(1)

                                                         MARCH 2000                MARCH 2001
                  REGION                                UNEMPLOYMENT              UNEMPLOYMENT
                  ------                                ------------              ------------
                  United States                              4.3%                      4.6%
                  Indiana                                    3.9                       3.5
                  Dearborn County                            3.6                       2.7
                  Ohio County                                4.1                       3.0
                  Switzerland County                        12.8                       5.4

                  (1)      Unemployment rates have not been seasonally adjusted.

                  Source:  U.S. Bureau of Labor Statistics.


MARKET AREA DEPOSIT CHARACTERISTICS AND COMPETITION

         Competition among financial institutions in the Bank's market area is significant, and, as larger institutions compete for market share to achieve economies of scale, the market

RP FINANCIAL, LC.
PAGE 2.9


environment for the Bank's products and services is expected to become increasingly competitive in the future. Among the Bank's competitors are much larger and more diversified institutions, which have greater resources than maintained by Peoples Federal. Financial institution competitors in the Bank's primary market area include other locally-based thrifts and banks, as well as regional and super regional banks. From a competitive standpoint, Peoples Federal has sought to emphasize its community-orientation in the markets served by its branches.

         The Bank's retail deposit base is closely tied to the economic fortunes of Southeastern Indiana and, in particular, the areas of the region that are nearby to one of Peoples Federal's three branches. Table 2.3 displays deposit market trends from June 30, 1998 through June 30, 2000 for the branches that were maintained by the Bank during that period. Additional data is also presented for the State of Indiana. The data indicates that deposit growth in the Bank's primary market area has been positive and stronger than the overall deposit growth rate posted by all Indiana banks and thrifts. Consistent with the State of Indiana, commercial banks maintained a larger market share of deposits than savings institutions in Ohio and Switzerland Counties, while savings institutions maintained a slightly larger deposit market share than banks in Dearborn County. Savings institutions gained deposit market share in all three of the primary market area counties. Peoples Federal is the only savings institution with branch locations in Ohio and Switzerland Counties.

         Peoples Federal's largest balance of deposits is maintained in Dearborn County, where the Bank is headquartered. The Bank's $74.8 million of deposits at the Dearborn County branch represented a 12.3 percent market share of thrift and bank deposits at June 30, 2000. As of June 30, 2000, the Bank's largest market share of deposits was in Ohio County, based on a 30.4 percent market share of total bank and thrift deposits. Peoples Federal recorded positive deposit growth at all three branches from 1998 to 2000, with the strongest growth recorded at the Ohio County branch. The Switzerland County branch was opened in August 1999 and maintained only $1.8 million of deposits at June 30, 2000. Peoples Federal gained deposit market share in Ohio and Switzerland Counties for the two-year period covered in Table 2.3, while experienced a slight decline in deposit market share at its Dearborn County branch.

         Future deposit growth may be enhanced by the infusion of the conversion proceeds, as the additional capital will improve Peoples Federal's competitive position and leverage capacity.

RP FINANCIAL, LC.
PAGE 2.10


The Bank should also continue to benefit from its favorable image as a locally-owned and community-oriented institution. However, given the competition faced by Peoples Federal, it

RP FINANCIAL, LC.
PAGE 2.11

RP FINANCIAL, LC.
PAGE 2.12


will be difficult for the Bank to realize notable gains in deposit market share without paying above market rates for deposits or further expanding the Bank's branch network. At this time, the Bank has no definitive plans to establish or acquire additional branches.

RP FINANCIAL, LC.
PAGE 3.1

                            III. PEER GROUP ANALYSIS

         This chapter presents an analysis of Peoples Federal's operations versus a group of comparable savings institutions (the "Peer Group") selected from the universe of all publicly-traded savings institutions in a manner consistent with the regulatory valuation guidelines. The basis of the pro forma market valuation of Peoples Federal is derived from the pricing ratios of the Peer Group institutions, incorporating valuation adjustments for key differences in relation to the Peer Group. Since no Peer Group can be exactly comparable to Peoples Federal, key areas examined for differences are: financial condition; profitability, growth and viability of earnings; asset growth; primary market area; dividends; liquidity of the shares; marketing of the issue; management; and effect of government regulations and regulatory reform.


PEER GROUP SELECTION

         The Peer Group selection process is governed by the general parameters set forth in the regulatory valuation guidelines. Accordingly, the Peer Group is comprised of only those publicly-traded savings institutions whose common stock is either listed on a national exchange (NYSE or AMEX), or is NASDAQ listed, since their stock trading activity is regularly reported and generally more frequent than non-publicly traded and closely-held institutions. Non-listed institutions are inappropriate since the trading activity for thinly-traded or closely-held stocks is typically highly irregular in terms of frequency and price and thus may not be a reliable indicator of market value. We have also excluded from the Peer Group those companies under acquisition or subject to rumored acquisition, mutual holding companies and recent conversions, since their pricing ratios are subject to unusual distortion and/or have limited trading history. A recent listing of the universe of all publicly-traded savings institutions is included as Exhibit III-1.

         Ideally, the Peer Group, which must have at least 10 members to comply with the regulatory valuation guidelines, should be comprised of locally or regionally-based institutions with comparable resources, strategies and financial characteristics. There are approximately 306 publicly-traded institutions nationally and, thus, it is typically the case that the Peer Group will be comprised of institutions with relatively comparable characteristics. To the extent that

RP FINANCIAL, LC.
PAGE 3.2


differences exist between the converting institution and the Peer Group, valuation adjustments will be applied to account for the differences. Since PFS Bancorp will be a full public company upon completion of the offering, we considered only full public companies to be viable candidates for inclusion in the Peer Group. From the universe of publicly-traded thrifts, we selected eleven institutions with characteristics similar to those of Peoples Federal. In the selection process, we applied one "screen" to the universe of all public companies:

         o SCREEN #1. INDIANA INSTITUTIONS WITH ASSETS BETWEEN $100 MILLION AND $450 MILLION, EQUITY-TO-ASSETS RATIOS OF AT LEAST
                  8.0 PERCENT, AND POSITIVE CORE RETURN ON EQUITY RATIOS OF LESS THAN 10.0 PERCENT. Eleven companies met the criteria for Screen #1 and all were included in the Peer Group: FFW Corporation, First Bancorp of Indiana, First Capital, Inc., Logansport Financial Corp., MFB Corp., Montgomery Financial Corp., Northeast Indiana Bancorp, River Valley Bancorp, Security Financial Bancorp, Sobieski Bancorp and Union Community Bancorp. Exhibit III-2 provides financial and public market pricing characteristics of all publicly-traded thrifts in Indiana.

         Table 3.1 shows the general characteristics of each of the eleven Peer Group companies and Exhibit III-3 provides summary demographic and deposit market share data for the primary market areas served by each of the Peer Group companies. While there are expectedly some differences between the Peer Group companies and Peoples Federal, we believe that the Peer Group companies, on average, provide a good basis for valuation subject to valuation adjustments. The following sections present a comparison of Peoples Federal's financial condition, income and expense trends, loan composition, interest rate and credit risk versus the Peer Group as of the most recent publicly available date.

         A summary description of the key characteristics of each of the Peer Group companies is detailed below.

o FFW Corporation of Wabash IN. Selected due to Indiana market area, traditional thrift operating strategy, comparable size of branch network, comparable return on average assets, comparable net interest margin and favorable credit quality measures.

o First Bancorp of IN. Selected due to Indiana market area, traditional thrift operating strategy, comparable size of branch network, high level of capital, comparable net interest margin and favorable credit quality measures.

o First Capital, Inc. of IN. Selected due to Indiana market area, traditional thrift operating strategy, comparable level of operating expenses, similar degree of lending diversification into higher risk types of loans, and favorable credit quality measures.

RP FINANCIAL, LC.
PAGE 3.3

RP FINANCIAL, LC.
PAGE 3.4


o Logansport Financial Corp. of IN. Selected due to Indiana market area, traditional thrift operating strategy, comparable asset size, similar interest-earning asset composition, similar capital position, comparable net interest margin, and favorable credit quality measures.

o MFB Corp. of Mishawaka IN. Selected due to Indiana market area, traditional thrift operating strategy, similar interest-earning asset composition, comparable net interest margin, similar earnings contribution from sources of non-interest operating income, and favorable credit quality measures.

o Montgomery Financial Corp. of IN. Selected due to Indiana market area, traditional thrift operating strategy, similar interest-earning asset composition and strong emphasis on 1-4 family lending.

o Northeast Indiana Bancorp of IN. Selected due to Indiana market area, traditional thrift operating strategy, same size of branch network, similar interest-earning asset composition, and similar earnings contribution from sources of non-interest operating income.

o River Valley Bancorp of IN. Selected due to Indiana market area, traditional thrift operating strategy, similar interest-earning asset composition, similar funding composition and comparable level of operating expenses.

o Security Financial Bancorp of IN. Selected due to Indiana market area, traditional thrift operating strategy, high level of capital, comparable return on assets, similar earnings contribution from sources of non-interest operating income, comparable degree of lending diversification into higher risk types of loans, and favorable credit quality measures.

o Sobieski Bancorp of IN. Selected due to Indiana market area, traditional thrift operating strategy, comparable asset size, same size of branch network, strong emphasis on 1-4 family lending, and favorable credit quality measures.

o Union Community Bancorp of IN. Selected due to Indiana market area, traditional thrift operating strategy, comparable asset size, high level of capital, similar interest-earning asset composition, strong emphasis on 1-4 family lending, comparable degree of lending diversification into higher risk types of loans, and favorable credit quality measures.

         In aggregate, the Peer Group companies maintain a higher level of capital than the industry average (13.85 percent of assets versus 10.57 percent for all public companies), generate comparable earnings as a percent of average assets (0.74 percent core ROAA versus 0.72 percent for all public companies), and generate a lower ROE (5.52 percent core ROE versus 7.56 percent for all public companies). Overall, the Peer Group's average P/B ratio and average core P/E multiple were below and similar to the respective averages for all publicly-traded thrifts.

RP FINANCIAL, LC.
PAGE 3.5

                                                                   ALL
                                                             PUBLICLY-TRADED           PEER GROUP
                                                             ---------------           ----------
         FINANCIAL CHARACTERISTICS (AVERAGES)
         Assets ($Mil)                                             $2,054                   $202
         Market capitalization ($Mil)                                $253                    $22
         Equity/assets (%)                                         10.57%                 13.85%
         Core return on assets (%)                                  0.72%                  0.74%
         Core return on equity (%)                                  7.56%                  5.52%

         PRICING RATIOS (AVERAGES)(1)
         Core price/earnings (x)(2)                                15.38x                 15.13x
         Price/book (%)                                           111.52%                 83.68%
         Price/assets (%)                                          11.50%                 11.68%

         (1)      Based on market prices as of June 8, 2001.


         Ideally, the Peer Group companies would be comparable to Peoples Federal in terms of all of the selection criteria, but the universe of publicly-traded thrifts does not provide for an appropriate number of such companies. However, in general, the companies selected for the Peer Group were fairly comparable to Peoples Federal, as will be highlighted in the following comparative analysis.


FINANCIAL CONDITION

         Table 3.2 shows comparative balance sheet measures for Peoples Federal and the Peer Group, reflecting the expected similarities and some differences given the selection procedures outlined above. The Bank's and the Peer Group's ratios reflect balances as of March 31, 2001, unless indicated otherwise for the Peer Group companies. Peoples Federal's equity-to-assets ratio of 12.0 percent was below the Peer Group's average net worth ratio of 13.9 percent. However, the Bank's pro forma capital position will increase with the addition of stock proceeds and will likely exceed the Peer Group's ratio following the conversion. All of the Bank's capital consisted of tangible capital, while the Peer Group's capital included a nominal amount of intangibles (0.2 percent of assets). The increase in Peoples Federal's pro forma capital position will be favorable from a risk perspective and in terms of future earnings potential that could be realized through leverage and lower funding costs. At the same time, the Bank's higher pro

RP FINANCIAL, LC.
PAGE 3.6

RP FINANCIAL, LC.
PAGE 3.7


forma capitalization will also result in a relatively low return on equity. Both the Bank's and the Peer Group's capital ratios reflected healthy capital surpluses with respect to the regulatory capital requirements. On a pro forma basis, the higher surpluses currently maintained by the Bank will become more significant.

         The interest-earning asset compositions for the Bank and the Peer Group were somewhat similar, with loans constituting the bulk of interest-earning assets for Peoples Federal and the Peer Group. Peoples Federal maintained a higher concentration of loans as a percent of assets than the Peer Group (84.8 percent versus 73.5 percent for the Peer Group), while the Bank's cash and investments-to-assets ratio was lower than the comparable ratio for the Peer Group (13.6 percent versus 22.5 percent for the Peer Group). Overall, Peoples Federal's interest-earning assets amounted to 98.4 percent of assets, which was slightly above the comparable Peer Group ratio of 96.0 percent.

         Peoples Federal's funding liabilities reflected some differences relative to that of the Peer Group's funding composition. The Bank's deposits equaled 84.4 percent of assets, which was above the Peer Group average of 67.8 percent. Borrowings, inclusive of subordinated debt, accounted for a lower portion of the Bank's interest-bearing funding composition, as reflected by borrowings-to-assets ratios of 2.6 percent and 17.2 percent for Peoples Federal and the Peer Group, respectively. Accordingly, Peoples Federal was considered to have greater borrowing capacity than the Peer Group, although both the Bank and the Peer Group were considered to have ample borrowing capacities. Total interest-bearing liabilities maintained as a percent of assets equaled 87.0 percent and 85.0 percent for Peoples Federal and the Peer Group, respectively, with the Peer Group's lower ratio being supported by maintenance of a higher capital position.

         A key measure of balance sheet strength for a thrift institution is its interest-earning assets to interest-bearing liabilities ("IEA/IBL") ratio. Presently, the Bank's IEA/IBL ratio is comparable to the Peer Group's ratio, based on respective ratios of 113.1 percent and 113.4 percent. The additional capital realized from stock proceeds should provide Peoples Federal with a higher IEA/IBL ratio than maintained by the Peer Group, as the capital realized from Peoples Federal's stock offering will be primarily deployed into interest-earning assets.

RP FINANCIAL, LC.
PAGE 3.8

         The growth rate section of Table 3.2 shows annual growth rates for key balance sheet items. Peoples Federal's growth rates are based on annualized growth for the nine months ended March 31, 2001, while the Peer Group's growth rates are based on annual growth for the twelve months ended March 31, 2001. Asset growth rates of positive 6.7 percent and positive 10.6 percent were posted by the Bank and the Peer Group, respectively. The Peer Group's stronger growth was in part supported by acquisition related growth, which, in part, contributed to First Bancorp's asset growth rate of 45.7 percent. Peoples Federal's asset growth was primarily realized through an increase in cash and investments, while, to a lesser extent, loan growth also contributed to the Bank's asset growth. Comparatively, asset growth for the Peer Group was more balanced between loans and cash and investments, with a higher growth rate reflected for the Peer Group's lower balance of cash and investments. Overall, the Peer Group's asset growth measures would tend to support greater earnings growth relative to the Bank's measures. However, following the conversion, Peoples Federal's leverage capacity will be greater than the Peer Group's.

         Deposit growth funded most of the Bank's asset growth, as well as a reduction in borrowings. Asset growth for the Peer Group was funded by a combination of deposits and borrowings. Deposit growth of 7.2 percent posted by the Bank was not as strong as the Peer Group's deposit growth rate of 11.1 percent. As noted above, the Peer Group's deposit growth was in part supported by acquisition related growth. Comparatively, the Bank's deposit growth was achieved only through internal growth. The 2.1 percent borrowings growth rate shown for the Peer Group average was understated by the Peer Group companies which recorded borrowing growth rates in excess of 100 percent. For the period shown in Table 3.2, all four of the "NM" borrowing growth rates shown for the Peer Group companies in Table 3.2 were attributable to companies recording borrowing growth rates in excess of 100 percent.

         Capital growth rates posted by the Bank and the Peer Group equaled positive 7.3 percent and positive 4.2 percent, respectively. The Peer Group's lower capital growth rate was attributable to its higher level of capital, dividend payments and stock repurchases, which more than offset the higher return on average assets posted by the Peer Group. Following the increase in capital realized from conversion proceeds, the Bank's capital growth rate will be depressed by

RP FINANCIAL, LC.
PAGE 3.9

its higher pro forma capital position, as well as by possible dividend payments and stock repurchases.


INCOME AND EXPENSE COMPONENTS

         Peoples Federal and the Peer Group reported net income to average assets ratios of 0.70 percent and 0.79 percent, respectively (see Table 3.3), based on earnings for the twelve months ended March 31, 2001, unless indicated otherwise for the Peer Group companies. A higher net interest margin, a lower level of operating expenses, a higher level of non-interest operating income and a lower effective tax rate accounted for the Peer Group's higher profitability, which was partially offset by the Bank's lower loss provisions and higher net gains.

         The Peer Group's stronger net interest margin resulted from a lower interest expense ratio, which was partially offset by the Bank's higher interest income ratio. The Bank's higher interest income ratio was realized through maintaining a slightly higher yield on interest-earning assets (7.81 percent versus 7.79 for the Peer Group) and a higher lever of interest-earning assets as a percent of total assets (98.4 percent versus 96.0 percent for the Peer Group). The lower interest expense ratio posted by the Peer Group was supported by the Peer Group's slightly lower cost of funds (5.07 percent versus 5.12 percent for the Bank) and maintenance of a lower level of interest-bearing liabilities as a percent of assets (85.0 percent versus 87.0 percent for the Bank). Overall, Peoples Federal and the Peer Group reported net interest income to average assets ratios of 3.14 percent and 3.21 percent, respectively.

         In another key area of core earnings, the Bank maintained a higher level of operating expenses than the Peer Group. For the period covered in Table 3.3, the Bank and the Peer Group recorded operating expense to average assets ratios of 2.39 percent and 2.24 percent, respectively. Peoples Federal's higher operating expense ratio was the result of the expense related to the establishment of the deferred compensation plan. After factoring out the non-recurring portion of the deferred compensation plan expense, Peoples Federal's operating expense to average assets ratio equaled 1.87 percent. Peoples Federal's lower recurring operating expense ratio was achieved despite maintaining a higher number of employees for its asset size. Assets per full time equivalent employee equaled $3.2 million for the Bank, versus a

RP FINANCIAL, LC.
PAGE 3.10

RP FINANCIAL, LC.
PAGE 3.11


comparable measure of $4.2 million for the Peer Group. The Bank's higher staffing requirements can in part be attributed to opening of a third branch less than two years ago, in which the staffing levels of the recently opened branch have not been fully leveraged. Additionally, higher staffing costs would tend to be associated with the Banks interest-bearing funding composition in comparison to the Peer Group's funding composition, given the higher cost of servicing deposits relative to borrowings. On a post-offering basis, the Bank's operating expenses can be expected to increase with the addition of the stock benefit plans, with such expenses already impacting the Peer Group's operating expenses. At the same time, Peoples Federal's capacity to leverage operating expenses will be greater following the increase in capital realized from the infusion of net conversion proceeds.

         When viewed together, net interest income and operating expenses provide considerable insight into a thrift's earnings strength, since those sources of income and expenses are typically the most prominent components of earnings and are generally more predictable than losses and gains realized from the sale of assets or other non-recurring activities. In this regard, as measured by their expense coverage ratios (net interest income divided by operating expenses), the Bank's earnings strength was less favorable than the Peer Group's. Expense coverage ratios posted by Peoples Federal and the Peer Group equaled 1.31x and 1.43x, respectively. However, after factoring out the non-recurring expense of the deferred compensation plan, the Bank's expense coverage ratio of 1.68x was more favorable than the Peer Group's ratio. An expense coverage ratio of greater than 1.0x indicates that an institution is able to sustain pre-tax profitability without having to rely on non-interest sources of income.

         Sources of non-interest operating income provided a slightly larger contribution to the Peer Group's earnings, with such income amounting to 0.37 percent and 0.30 percent of the Peer Group's and Peoples Federal's average assets, respectively. The relatively minor portion of the Bank's and the Peer Group's earnings realized from non-interest operating income is indicative of their traditional thrift operating strategies, in which diversification into areas that generate revenues from non-interest sources is typically limited. Taking non-interest operating income into account in comparing the Bank's and the Peer Group's earnings, Peoples Federal's efficiency ratio (operating expenses, net of amortization of intangibles, as a percent of the sum of non-interest operating income and net interest income) of 69.5 percent was less favorable than

RP FINANCIAL, LC.
PAGE 3.12

the Peer Group's efficiency ratio of 62.3 percent. After factoring the non-recurring expense of the deferred compensation plan, the Bank's efficiency ratio improved to 54.4 percent.

         Loan loss provisions had a larger impact on the Peer Group's earnings, amounting to 0.30 percent and 0.14 percent of the Peer Group's and Peoples Federal's average assets, respectively. In comparison to the Bank, the higher loss provisions established by the Peer Group was consistent with its greater degree of diversification into higher risk types of lending and maintenance of a higher non-performing assets-to-assets ratio.

         Net gains made a larger contribution to the Bank's earnings, with such gains amounting to 0.32 percent and 0.08 percent of average assets for Peoples Federal and the Peer Group, respectively. Given the less predictable and more non-recurring nature of gains and losses resulting from the sale of loans and investments, as well as other assets, the net gains reflected in the Bank's and the Peer Group's earnings will be discounted in evaluating the relative strengths and weaknesses of their respective earnings. Extraordinary items were not a factor in either the Bank's or the Peer Group's earnings.

         Taxes were a more significant factor in the Bank's earnings, as Peoples Federal and the Peer Group posted effective tax rates of 43.31 percent and 29.49 percent, respectively.


LOAN COMPOSITION

         Table 3.4 presents data related to the loan composition of Peoples Federal and the Peer Group. In comparison to the Peer Group, the Bank's loan portfolio composition reflected a higher concentration in the aggregate of 1-4 family residential mortgage loans and mortgage-backed securities (61.4 percent versus 52.9 percent for the Peer Group). A higher concentration of 1-4 family loans accounted for the Bank's higher ratio, as Peoples Federal did not hold any mortgage-backed securities as of March 31, 2001. Given the Bank's philosophy of retaining all loan originations for investment, loans serviced for others necessarily represented a more significant off-balance sheet item for the Peer Group. However, the Peer Group's average balance of loans serviced for others of $9.4 million implies that the Peer Group companies have also emphasized originating loans for investment. The Peer Group's low balance of loans

RP FINANCIAL, LC.
PAGE 3.13

RP FINANCIAL, LC.
PAGE 3.14


serviced for others translated into a modest balance of servicing intangibles, as servicing assets equaled 0.04 percent of the Peer Group's assets.

         Diversification into higher risk types of lending was more significant for the Peer Group companies on average. Commercial real estate/multi-family loans represented the most significant area of diversification for the Peer Group (10.1 percent of assets), followed by commercial business loans (6.5 percent of assets). The Bank's lending diversification consisted primarily of commercial real estate/multi-family loans and construction/land loans, with those portfolios equaling 9.2 percent and 6.6 percent of assets, respectively. Construction and land loans accounted for the only lending area where the Bank maintained a greater degree of lending diversification than the Peer Group, although lending diversification into consumer loans was fairly comparable for the Bank and the Peer Group. Notwithstanding, the Peer Group's greater diversification into higher risk types of lending, the Bank maintained a slightly higher risk-weighted assets-to-assets ratio compared to the Peer Group (62.30 percent versus 59.86 percent for the Peer Group). More than offsetting the Bank's more limited degree of lending diversification was its higher concentration of total loans comprising assets.


INTEREST RATE RISK

         Table 3.5 reflects various key ratios highlighting the relative interest rate risk exposure of the Bank versus the Peer Group. In terms of balance sheet composition, Peoples Federal's interest rate risk characteristics were considered to be slightly less favorable than the Peer Group, as implied by the Peer Group's higher equity-to-assets and IEA/IBL ratios. However, a lower level of non-interest earning assets represented an advantage for the Bank with respect to limiting interest rate risk associated with the balance sheet. On a pro forma basis, the infusion of stock proceeds should serve to provide the Bank with equity-to-assets and IEA/IBL ratios that are stronger than the comparable Peer Group ratios.

         To analyze interest rate risk associated with the net interest margin, we reviewed quarterly changes in net interest income as a percent of average assets for Peoples Federal and the Peer Group. In general, the relative fluctuations in both the Bank's and the Peer Group's net interest income to average assets ratios were considered to be fairly limited and, thus, based on

RP FINANCIAL, LC.
PAGE 3.15

RP FINANCIAL, LC.
PAGE 3.16


the interest rate environment that prevailed during the period covered in Table 3.5, neither Peoples Federal or the Peer Group were viewed as having significant interest rate risk exposure in their respective net interest margins. The stability of the Bank's net interest margin should be enhanced by the infusion of stock proceeds, as interest rate sensitive liabilities will be funding a lower portion of Peoples Federal's assets.


CREDIT RISK

         The Bank's credit risk exposure appears to be somewhat lower than the Peer Group's, on average, based on the Bank's lower ratio of non-performing assets and higher reserves as a percent of non-performing assets. As shown in Table 3.6, the Bank's ratio of non-performing assets and accruing loans that are more than 90 days past due equaled 0.36 percent of assets, which was below the comparable Peer Group ratio of 0.89 percent. Likewise, Peoples Federal maintained a lower non-performing loans/loans ratio than the Peer Group, based on comparable ratios of 0.32 percent and 0.94 percent, respectively. The Bank maintained a higher level of loss reserves as a percent of non-performing assets and accruing loans that are more than 90 days past due (163.9 percent versus
121.8 percent for the Peer Group). Comparatively, the Peer Group maintained a slightly higher level of reserves as a percent of loans (0.94 percent versus
0.70 percent for the Bank). Net loan charge-offs were a comparable factor for the Bank and the Peer Group, equaling 0.10 percent and 0.13 percent of loans for the Bank and the Peer Group, respectively. Overall, both the Bank's and the Peer Group's credit quality measures were considered to be representative of fairly limited credit risk exposure.


SUMMARY

         Based on the above analysis and the criteria employed in the selection of the companies for the Peer Group, RP Financial concluded that the Peer Group forms a reasonable basis for determining the pro forma market value of Peoples Federal. Such general characteristics as asset size, capital position, interest-earning asset composition, funding composition, core earnings measures, loan composition, credit quality and exposure to interest rate risk all tend to support

RP FINANCIAL, LC.
PAGE 3.17

RP FINANCIAL, LC.
PAGE 3.18


the reasonability of the Peer Group from a financial standpoint. Those areas where differences exist will be addressed in the form of valuation adjustments to the extent necessary.

RP FINANCIAL, LC.
PAGE 4.1

                             IV. VALUATION ANALYSIS


INTRODUCTION

         This chapter presents the valuation analysis and methodology used to determine Peoples Federal's estimated pro forma market value of the common stock to be issued in conjunction with the conversion transaction. The valuation incorporates the appraisal methodology promulgated by the OTS, particularly regarding selection of the Peer Group, fundamental analysis on both the Bank and the Peer Group, and determination of the Bank's pro forma market value utilizing the market value approach.

APPRAISAL GUIDELINES

         The OTS written appraisal guidelines, originally released in October 1983 and updated in late-1994, specify the market value methodology for estimating the pro forma market value of an institution pursuant to a mutual-to-stock conversion. The valuation methodology provides for: (1) the selection of a peer group of comparable publicly-traded institutions, excluding from consideration institutions which have recently converted, subject to acquisition or in MHC form; (2) a financial and operational comparison of the subject company to the selected peer group, identifying key differences and similarities; and (3) a valuation analysis in which the pro forma market value of the subject company is determined based on the market pricing of the peer group as of the date of valuation, incorporating valuation adjustments for key differences. In addition, the pricing characteristics of recent conversions, both at conversion and in the aftermarket, must be considered.


RP FINANCIAL APPROACH TO THE VALUATION

         The valuation analysis herein complies with such regulatory approval guidelines. Accordingly, the valuation incorporates a detailed analysis based on the Peer Group, discussed in Chapter III, which constitutes "fundamental analysis" techniques. Additionally, the valuation incorporates a "technical analysis" of recently completed stock conversions, including closing

RP FINANCIAL, LC.
PAGE 4.2

pricing and aftermarket trading of such offerings. It should be noted that such analyses cannot possibly fully account for all the market forces which impact trading activity and pricing characteristics of a stock on a given day.

         The pro forma market value determined herein is a preliminary value for the Bank's to-be-issued stock. Throughout the conversion process, RP Financial will: (1) review changes in the Bank's operations and financial condition; (2) monitor the Bank's operations and financial condition relative to the Peer Group to identify any fundamental changes; (3) monitor the external factors affecting value including, but not limited to, local and national economic conditions, interest rates, and the stock market environment, including the market for thrift stocks; and (4) monitor pending conversion offerings (including those in the offering phase) both regionally and nationally. If material changes should occur prior to closing the offering, RP Financial will evaluate if updated valuation reports should be prepared reflecting such changes and their related impact on value, if any. RP Financial will also prepare a final valuation update at the closing of the offering to determine if the prepared valuation analysis and resulting range of value continues to be appropriate.

         The appraised value determined herein is based on the current market and operating environment for the Bank and for all thrifts. Subsequent changes in the local and national economy, the legislative and regulatory environment, the stock market, interest rates, and other external forces (such as natural disasters or major world events), which may occur from time to time (often with great unpredictability) may materially impact the market value of all thrift stocks, including Peoples Federal's value, or Peoples Federal's value alone. To the extent a change in factors impacting the Bank's value can be reasonably anticipated and/or quantified, RP Financial has incorporated the estimated impact into its analysis.


VALUATION ANALYSIS

         A fundamental analysis discussing similarities and differences relative to the Peer Group was presented in Chapter III. The following sections summarize the key differences between the Bank and the Peer Group and how those differences affect the pro forma valuation. Emphasis is

RP FINANCIAL, LC.
PAGE 4.3


placed on the specific strengths and weaknesses of the Bank relative to the Peer Group in such key areas as financial condition, profitability, growth and viability of earnings, asset growth, primary market area, dividends, liquidity of the shares, marketing of the issue, management, and the effect of government regulations and/or regulatory reform. We have also considered the market for thrift stocks, in particular new issues, to assess the impact on value of Peoples Federal coming to market at this time.


1. FINANCIAL CONDITION

         The financial condition of an institution is an important determinant in pro forma market value, because investors typically look to such factors as liquidity, capital, asset composition and quality, and funding sources in assessing investment attractiveness. The similarities and differences in the Bank's and the Peer Group's financial strength are noted as follows:

         o OVERALL A/L COMPOSITION. Loans funded by retail deposits were the primary components of both Peoples Federal's and the Peer Group's balance sheets. The Bank's interest-earning asset composition exhibited a higher concentration of loans, while the Peer Group's loan portfolio composition exhibited a greater degree of diversification into higher risk and higher yielding types of loans. Overall, the Bank's asset composition provided for a slightly higher risk weighted assets-to-assets ratio than maintained by the Peer Group. Peoples Federal's funding composition reflected a higher level of deposits and a lower level of borrowings than the comparable Peer Group ratios. Overall, as a percent of assets, the Bank maintained slightly higher levels of interest-earning assets and interest-bearing liabilities, which provided for comparable IEA/IBL ratios for the Bank and the Peer Group and indicated the interest rate risk characteristics associated with their respective balance sheets were comparable. For valuation purposes, RP Financial concluded that no adjustment was warranted for the Bank's overall asset/liability composition.

         o CREDIT QUALITY. Both the Bank's and the Peer Group's credit quality measures were indicative of fairly limited credit risk exposure. However, in general, the Bank's credit quality measures were considered to be more favorable than the Peer Group's. The Bank maintained a lower non-performing assets-to-assets ratio and a lower non-performing loans-to-loan ratio than the comparable Peer Group ratios. Loss reserves as a percent of non-performing assets were stronger for the Bank, while the Peer Group maintained a slightly stronger reserve coverage ratio as a percent of loans. Overall, in comparison to the Peer Group, the Bank's measures tended to imply a more limited degree of credit exposure and, thus, RP

RP FINANCIAL, LC.
PAGE 4.4

                  Financial concluded that a slight upward adjustment was warranted for the Bank's credit quality.

         o BALANCE SHEET LIQUIDITY. The Peer Group operated with a higher level of cash and investment securities relative to the Bank (22.5 percent of assets versus 13.6 percent for the Bank). Following the infusion of stock proceeds, the Bank's cash and investments ratio is expected to increase as the proceeds retained at the holding company level will be initially deployed into investments. Peoples Federal's future borrowing capacity was considered to be greater than the Peer Group's, in light of the higher level of borrowings currently maintained by the Peer Group. However, both the Bank and the Peer Group were considered to have ample borrowing capacities. Overall, balance sheet liquidity for the Bank was considered to be comparable to the Peer Group and, thus, RP Financial concluded that no adjustment was warranted for the Bank's balance sheet liquidity.

         o FUNDING LIABILITIES. Retail deposits served as the primary interest-bearing source of funds for the Bank and the Peer Group, with borrowings being utilized to a greater degree by the Peer Group. The Bank's overall funding composition provided for a similar cost of funds as maintained by the Peer Group. In total, the Bank maintained a slightly higher level of interest-bearing liabilities than the Peer Group, which was attributable to Peoples Federal's lower capital position. Following the stock offering, the increase in the Bank's capital position should provide Peoples Federal with a comparable or lower level of interest-bearing liabilities than maintained by the Peer Group. Overall, RP Financial concluded that no adjustment was warranted for Peoples Federal's funding composition.

         O CAPITAL. The Peer Group operates with a slightly higher pre-conversion capital ratio than the Peer Group, 13.9 percent and 12.0 percent of assets, respectively. However, following the mutual-to-stock conversion, Peoples Federal's pro forma capital position will likely exceed the Peer Group's equity-to-assets ratio. The Bank's higher pro forma capital position will result in greater leverage potential and reduce the level of interest-bearing liabilities utilized to fund assets. At the same time, the Bank's more significant capital surplus will likely result in a depressed ROE. Overall, RP Financial concluded that a slight upward adjustment was warranted for the Bank's capital position.

         On balance, Peoples Federal's balance sheet strength was considered to be more favorable than Peer Group's, as implied by the more favorable credit quality and capital characteristics of the Bank's pro forma balance sheet. Accordingly, we concluded that a slight upward valuation adjustment was warranted for the Bank's financial strength.

2. PROFITABILITY, GROWTH AND VIABILITY OF EARNINGS

RP FINANCIAL, LC.
PAGE 4.5

         Earnings are a key factor in determining pro forma market value, as the level and risk characteristics of an institution's earnings stream and the prospects and ability to generate future earnings heavily influence the multiple the investment community will pay for earnings. The major factors considered in the valuation are described below.

         o REPORTED EARNINGS. The Bank recorded lower earnings on a ROAA basis (0.70 percent of average assets versus 0.79 percent for the Peer Group). A stronger net interest margin and a lower level of operating expenses largely accounted for the Peer Group's more favorable reported earnings. A lower effective tax rate and a slightly higher level of non-interest operating income were also factors that supported the Peer Group's higher return. Lower loss provisions and higher net gains represented earnings advantages for the Bank. Reinvestment of stock proceeds into interest-earning assets will serve to increase the Bank's earnings, with the benefit of reinvesting proceeds expected to be somewhat offset by higher operating expenses associated with operating as a publicly-traded company and the implementation of stock benefit plans. Overall, the differences between the Bank's and the Peer Group's reported earnings were considered to be representative of the Peer Group's superior earnings strength and, thus, Peoples Federal's lower reported earnings warranted a moderate downward adjustment for valuation purposes.

         o CORE EARNINGS. Both the Bank's and the Peer Group's earnings were derived largely from recurring sources, including net interest income, operating expenses, and non-interest operating income. In these measures, the Bank operated with a lower net interest margin, a higher operating expense ratio and a lower level of non-interest operating income. The Bank's lower net interest margin and higher level of operating expenses translated into a lower expense coverage ratio (1.31x versus 1.43x for the Peer Group). However, net of the non-recurring expense related to the establishment of the deferred compensation plan, the Bank's expense coverage ratio of 1.68 times was more favorable than the Peer Group's ratio. Likewise, due to the Bank's lower net interest margin, higher operating expenses, as well as lower level of non-interest operating income, the Peer Group's efficiency ratio was more favorable than the Bank's (62.3 percent versus 69.5 percent for the Bank). After factoring the non-recurring expense of the deferred compensation plan, the Bank's efficiency ratio improved to 54.4 percent. Loss provisions had a larger impact on the Peer Group's earnings, which was consistent with the Peer Group's higher level of non-performing assets and greater diversification into higher risk types of lending. Overall, these measures, as well as the expected earnings benefits the Bank should realize from the redeployment of stock proceeds into interest-earning assets, indicated that Peoples Federal's core earnings were slightly stronger than the Peer Group's and a slight upward adjustment was warranted for the Bank's core earnings.

RP FINANCIAL, LC.
PAGE 4.6


         o INTEREST RATE RISK. Quarterly changes in the Bank's and the Peer Group's net interest income to average assets ratios indicated a similar degree of interest rate risk exposure in their respective net interest margins, as the Bank's and the Peer Group's net interest margins exhibited fairly limited quarterly fluctuations during the period analyzed. Other measures of interest rate risk, such as capital ratios, IEA/IBL ratios, and the level of non-interest earning assets-to-total assets were fairly comparable for the Bank and the Peer Group, thereby indicating a similar dependence on the yield-cost spread to sustain net interest income. On a pro forma basis, the infusion of stock proceeds can be expected to provide the Bank with a stronger capital position and IEA/ILB ratio than maintained by Peer Group, as well as enhance the stability of the Bank's net interest margin through the reinvestment of stock proceeds into interest-earning assets. Accordingly, RP Financial concluded that the Bank's interest rate risk exposure on a pro forma basis was less than the Peer Group's and a slight upward adjustment was warranted for valuation purposes.

         o CREDIT RISK. Loan loss provisions were a larger factor in the Peer Group's earnings, but were not considered to be significant for either the Bank or the Peer Group. In terms of future exposure to credit quality related losses, lending diversification into higher risk types of loans was greater for the Peer Group. The Bank's and the Peer Group's credit quality measures indicated the Bank maintained a lower level of non-performing assets and a higher level of reserves as a percent of non-performing assets. Overall, RP Financial concluded that a slight upward adjustment was warranted for the credit risk exposure associated with the Bank's earnings.

         o EARNINGS GROWTH POTENTIAL. Several factors were considered in assessing earnings growth potential. First, the Peer Group's historical growth was stronger than the Bank's. Second, the infusion of stock proceeds will increase the Bank's earnings growth potential with respect to leverage capacity, as the Bank's pro forma leverage capacity should be slightly greater than the Peer Group's. Lastly, opportunities for lending and deposit growth in the Bank's market area are considered to be slightly more favorable than the primary market areas served by the Peer Group companies in general, as indicated by the stronger population growth that is projected to continue in the Bank's primary market area (see Exhibit III-3). Overall, the Bank's earnings growth potential appears to be comparable to the Peer Group's, and, thus, we concluded that no adjustment was warranted for this factor.

         o RETURN ON EQUITY. The Bank's return on equity will be below the comparable averages for the Peer Group and all publicly-traded thrifts. In view of the lower capital growth rate that will be imposed by Peoples Federal's lower ROE, we concluded that a moderate downward adjustment was warranted for the Bank's ROE.

RP FINANCIAL, LC.
PAGE 4.7


         On balance, the more favorable core earnings, interest rate risk and credit risk characteristics indicated for the Bank's earnings were more than offset by the Peer Group's more favorable reported earnings and higher return on equity. Accordingly, RP Financial concluded that a slight downward valuation adjustment was warranted for the Bank's profitability, growth and viability of earnings.

RP FINANCIAL, LC.
PAGE 4.8

3. ASSET GROWTH

         Peoples Federal's asset growth was lower than the Peer Group's, during the periods covered in our comparative analysis (positive 6.7 percent versus positive 10.6 percent for the Peer Group). This characteristic would normally be considered as a negative, but was somewhat offset by the potential asset growth that the Bank will be able to realize following the infusion of stock proceeds. Additionally, the Peer Group's stronger growth rate was in part attributable to acquisition related growth, as opposed to internal growth. On a pro forma basis, the Bank's equity-to-assets ratio will be higher than the Peer Group's, resulting in greater leverage capacity for Peoples Federal. Since the Bank operates in a faster growing market than the Peer Group companies on average, opportunities to grow the balance sheet through retail growth were viewed as somewhat more favorable for the Bank. On balance, we believe no adjustment was warranted for this factor, as the Bank's less favorable historical growth was viewed as being offset by its greater capacity to leverage the balance sheet on a pro forma basis.


4. PRIMARY MARKET AREA

         The general condition of an institution's market area has an impact on value, as future success is in part dependent upon opportunities for profitable activities in the local market served. Peoples Federal's primary market area for deposits and loans is considered to be Dearborn, Ohio and Switzerland Counties, where the Bank's branches are located. A diversified and growing economy has translated into favorable demographic growth for the Bank's primary market area, as measured by growth in population and households during the 1990s. Growth has been most notable in Dearborn County, where Peoples Federal is headquartered and maintains its largest customer base. Overall, the demographic and economic characteristics of the local market area are considered to be favorable with respect to limiting credit risk exposure and supporting growth opportunities. At the same time, given the desirable features of the market area, Peoples Federal faces notable competition from numerous other financial institutions, including many which are significantly larger than the Bank.

         Overall, the markets served by the Peer Group companies were viewed as having favorable growth characteristics. The primary markets served by the Peer Group companies

RP FINANCIAL, LC.
PAGE 4.9

have on average experienced an increase in population during the 1990s and, on average, population growth in those markets is projected to continue over the next five years. The Peer Group companies serve less populous and slower growing markets than the primary market area served by the Bank. The median deposit market share maintained by the Peer Group companies was slightly higher than the Bank's market share of deposits in Dearborn County. In general, the degree of competition faced by the Peer Group companies was viewed as less than experienced in the Bank's primary market area, particularly with respect to the Dearborn County market area, while the growth potential of the markets served by the Peer Group companies was also viewed as somewhat less compared to Peoples Federal's primary market area. Summary demographic and deposit market share data for the Bank and the Peer Group companies is provided in Exhibit III-3. As shown in Table 4.1, March 2001 unemployment rates for the markets served by the Peer Group companies generally were slightly higher or comparable to the unemployment rates reflected in the Bank's primary market area counties. On balance, we concluded that a slight upward adjustment was appropriate for the Bank's market area.

                                    Table 4.1
                         Market Area Unemployment Rates
                Peoples Federal and the Peer Group Companies (1)

                                                                                              MARCH 2001
                                                            COUNTY                           UNEMPLOYMENT
                                                            ------                           ------------
         Peoples Federal - IN                               Dearborn                              2.7%
                                                            Ohio                                  3.0
                                                            Switzerland                           5.4
         THE PEER GROUP
         FFW Corporation of Wabash - IN                     Wabash                                4.6%
         First Bancorp - IN                                 Vanderburgh                           3.0
         First Capital, Inc. - IN                           Harrison                              2.7
         Logansport Fin. Corp. - IN                         Cass                                  5.0
         MFB Corp. of Mishawaka - IN                        St. Joseph                            3.6
         Montgomery Fin. Corp. - IN                         Montgomery                            3.1
         Northeast Indiana Bancorp - IN                     Huntington                            4.2
         River Valley Bancorp - IN                          Jefferson                             3.7
         Security Financial Bancorp - IN                    Lake                                  4.5
         Sobieski Bancorp of S. Bend - IN                   St. Joseph                            3.6
         Union Community Bancorp - IN                       Montgomery                            3.1

RP FINANCIAL, LC.
PAGE 4.10

         (1)      Unemployment rates are not seasonally adjusted.

         Source:  U.S. Bureau of Labor Statistics.

5. DIVIDENDS

         The Bank has indicated its intention to pay an annual cash dividend of $0.20 per share, which would provide for a yield of 2.0 percent based on the $10.00 per share initial offering price. However, future declarations of dividends by the Board of Directors will depend upon a number of factors, including investment opportunities, growth objectives, financial condition, profitability, tax considerations, minimum capital requirements, regulatory limitations, stock market characteristics and general economic conditions.

         Ten out of the eleven Peer Group companies pay regular cash dividends, with implied dividend yields ranging from 1.48 percent to 4.40 percent. The average dividend yield on the stocks of the Peer Group institutions was 2.70 percent as of June 8, 2001, representing an average earnings payout ratio of
44.45 percent. As of June 8, 2001, approximately 86 percent of all publicly-traded thrifts (non-MHC institutions) had adopted cash dividend policies (see Exhibit IV-1) exhibiting an average yield of 2.61 percent and an average payout ratio of 34.77 percent. The dividend paying thrifts generally maintain higher than average profitability ratios, facilitating their ability to pay cash dividends.

         The Bank's indicated dividend provides for a yield that is within the Peer Group range of dividend yields and not materially different from the Peer Group average. Likewise, based on earnings and capital, the Bank's dividend capacity is considered to be comparable to the Peer Group's. On balance, we concluded that no adjustment was warranted for purposes of dividends relative to the Peer Group.


6. LIQUIDITY OF THE SHARES

         The Peer Group is by definition composed of companies that are traded in the public markets, and all of the Peer Group members trade on the NASDAQ system. Typically, the number of shares outstanding and market capitalization provides an indication of how much

RP FINANCIAL, LC.
PAGE 4.11


liquidity there will be in a particular stock. The market capitalization of the Peer Group companies ranged from $9.7 million to $32.5 million as of June 8, 2001, with an average market value of $21.9 million. The shares issued and outstanding to the public shareholders of the Peer Group members ranged from approximately 678,000 to 2.5 million, with average shares outstanding of approximately 1.6 million. The Bank's conversion stock offering is expected to result in shares outstanding and market capitalization that will be lower than the comparable Peer Group averages. Consistent with all of the Peer Group companies, it is anticipated that the Bank's stock will be quoted on the NASDAQ National Market System. Overall, we anticipate that the liquidity in the Bank's stock will be less than the Peer Group companies on average and, therefore, concluded a slight downward adjustment was necessary for this factor.


7. MARKETING OF THE ISSUE

         We believe that three separate markets need to be considered for thrift stocks such as Peoples Federal coming to market: (1) the after-market for public companies, in which trading activity is regular and investment decisions are made based upon financial condition, earnings, capital, ROE, dividends and future prospects; (2) the new issue market in which converting thrifts are evaluated on the basis of the same factors, but on a pro forma basis without the benefit of prior operations as a publicly-held company and stock trading history; and (3) the thrift acquisition market for thrift franchises in Indiana. All of these markets were considered in the valuation of the Bank's to-be-issued stock.

         A. THE PUBLIC MARKET

                  The value of publicly-traded thrift stocks is easily measurable, and is tracked by most investment houses and related organizations.
Exhibit IV-1 provides pricing and financial data on all publicly-traded thrifts. In general, thrift stock values react to market stimuli such as interest rates, inflation, perceived industry health, projected rates of economic growth, regulatory issues and stock market conditions in general. Exhibit IV-2 displays historical stock market

RP FINANCIAL, LC.
PAGE 4.12


trends for various indices and includes historical stock price index values for thrifts and commercial banks. Exhibit IV-3 displays historical stock price indices for thrifts only.

                  In terms of assessing general stock market conditions, the performance of the overall stock market has been mixed over the past year. Stocks generally advanced during the first half of June 2000, particularly technology stocks, as indications of a slowing economy provided for a more optimistic outlook for interest rates. Expectations of favorable second quarter earnings and the more favorable outlook for interest rates provided for additional gains in the stock market during the first half of July 2000, particularly Old Economy stocks. Volatility was evident in the stock market during the second half of July, as the market reacted to various earnings announcements and forecasts of profitability for the balance of the year. Technology stocks declined sharply at the end of July, primarily on news of less favorable earnings prospects in the telecommunications sector. Signs of a slowing economy generally supported advances in the stock market during most of August, as easing inflation worries lessened expectations of further rate increases by the Federal Reserve. Stocks continued to edge higher following the Federal Reserve's decision to hold rates steady at its late-August meeting.

                  Blue chip stocks traded in a narrow range during the first half of September 2000, while technology stocks generally declined on lower earnings expectations by some of the industry leaders. Financial stocks benefited from a renewal of merger activity, including Citigroup's announced acquisition of Associates First Capital and Chase Manhattan's agreement to buy J.P. Morgan. Soaring oil prices pulled market averages lower in mid-September, as oil prices moved to a new post-Gulf War high. Volatility was evident in the market in late-September, with lower oil prices and more attractive pricing fueling gains in both Old Economy and technology stocks. However, the gains were quickly erased by more profit warnings and an unexpected decline in the September unemployment rate to 3.9 percent.

                  The sell-off in stocks intensified in mid-October 2000, as stocks tumbled broadly on concerns of weak corporate earnings, surging oil prices and escalating violence in the Mideast. High technology issues paced a rebound in the market following a week of significant losses, as better-than-expected earnings and more attractive fundamentals provided for a
7.9 percent increase in the NASDAQ and a 158 point gain in the Dow Jones Industrial Average

RP FINANCIAL, LC.
PAGE 4.13

("DJIA") on October 13, 2000. The sell-off in the broader market resumed the week of October 16th, as disappointing third quarter earnings and inflation worries triggered further declines in the DJIA and the NASDAQ. A flight to safety provided for a rebound in blue chip stocks in late-October, as investors dumped technology stocks in favor of financial and consumer stocks.

                  Technology stocks rebounded strongly during the first week of November 2000, reflecting more attractive fundamentals and bullish comments made by Intel. However, following the election, stocks generally declined through the end of November, largely as the result of earnings worries and uncertainty over the outcome of the election. Selling pressure was most significant in the technology sector, with the NASDAQ posting several new yearly lows at the end of November. The resolution of the presidential election provided little relief for the equities market, as stocks generally trended lower in early-December. The sharpest declines continued to be in the technology, with the NASDAQ plunging to an 18-month low on worries of slowing profit growth throughout the technology sector. Disappointment that the Federal Reserve did not cut rates at its December meeting also contributed to the decline in the market averages in mid-December. Bargain hunting provided for a rebound in stocks prior to the holidays, although the NASDAQ was still expected to experience its worst performance year ever. Blue chip and defensive stocks staged a mild rally at the close of 2000, reflecting growing expectations that the slowing economy would produce an interest rate cut by the Federal Reserve. Comparatively, gains in technology stocks were limited by concerns of weaker earnings that may result from the economic slow down.

                  Volatility was evident in the stock market at the beginning of 2001. Weak manufacturing data for December sent stocks plunging on the first day of trading of the New Year, as manufacturing activity in December fell to its weakest level in almost ten years. However, stocks moved sharply higher the next day, as the Federal Reserve cut the federal funds rate by 50 basis points in a rare decision to move interest rates between formal meetings of the Federal Reserve Board. For the balance of January, stocks generally settled into a more narrow trading range, as investors reacted to the release of various fourth quarter earnings reports. Anticipation of another interest rate cut by the Federal Reserve supported a rally in stocks at the end of January. Overall, for the month of January, the Dow Jones Industrial Average ("DJIA")

RP FINANCIAL, LC.
PAGE 4.14


and the NASDAQ Composite Index ("NASDAQ") increased by 0.9 percent and 12.2 percent, respectively.

                  At the beginning of February 2001, stocks reacted mildly to the widely anticipated 50 basis interest rate cut implemented by the Federal Reserve at the end of January. Further signs of a slow down in the national economy, including an increase in the January unemployment rate and a decline in January manufacturing activity to a level that generally indicates the economy is in a recession, pushed stocks lower into mid-February. Technology stocks generally experienced more significant declines than the broader market, as a number of bellwether technology issues warned of slower revenue growth and reduced profitability for the first half of 2001. The broader market staged a modest recovery in late-February, which was supported by bargain hunting and growing investor expectations of further interest rate cuts by the Federal Reserve. However, diminished prospects for another interest rate cut before the next Federal Reserve meeting prompted a general decline in the stock market at the end of February.

                  More attractive valuations provided a boost to stocks in early-March 2001, but the rally stalled on more earnings warnings and a sell-off in the Tokyo stock market. The bleak outlook for first quarter earnings by a number of the bellwether technology stocks spurred a two-day sell-off in the NASDAQ of more than 11 percent and the S&P 500 fell 4.3 percent on March 12th, which put that index into "bear-market" territory as well. Disappointment of only a 0.50 percent rate cut by the Federal Reserve at its March 20th meeting prompted a new wave of selling, particularly in technology stocks. Signs of a stronger economy supported a late-March rally, which was again cut short by more earnings warnings in the technology sector. The first quarter of 2001 concluded as the worst first quarter ever for the NASDAQ and the worst first quarter for the Dow Jones Industrial Average ("DJIA") in 23 years. On March 30, 2001, the DJIA closed at 9878.78, a decline of 8.4 percent since year end 2000. Comparatively, the NADAQ declined 25.5 percent in the first quarter.

                  Stocks continued to slide in early-April 2001, amid fears that first quarter earnings would contain more bad surprises and generally fall short of reduced expectations. However, favorable earnings reports by Dell Computer Corporation and Alcoa served as a

RP FINANCIAL, LC.
PAGE 4.15


catalyst to one of the largest one-day gains in stock market history on April 5th, with the DJIA and NASDAQ posting gains of 4.2 percent and 8.9 percent, respectively. The upward momentum in stocks was sustained into mid-April, as investors gained confidence that the economy would improve in the second half of the year. Stocks raced higher following a surprise inter-meeting rate cut by the Federal Reserve on April 18th. The Federal Reserve cited slowing business investment and falling profits in its decision to lower rates by 50 basis points a month ahead of its regularly scheduled meeting. Following some profit taking on the heels of the rate cut, stocks moved higher at the end of April. Favorable economic data, including stronger than expected GDP growth for the first quarter, served as the basis for the general increase in stocks.

                  The positive trend in stocks did not extend into May 2001, as concerns over the business outlook generally pulled stocks lower through mid-May. Implementation of a fifth rate cut by the Federal Reserve at its mid-May meeting served to the reverse the downward trend in stock, as NASDAQ posted a six-day winning streak following the rate cut. However, profit taking and second quarter earnings jitters served to end the rally in late-May. In early-June, the performance of the broader market was mixed, reflecting uncertainty over the prospects for a recovery in the economy and stronger corporate earnings. As an indication of the general trends in the nation's stock markets over the past year, as of June 8, 2001, the DJIA closed at 10977.00 an increase of 3.4 percent from one year earlier, while the NASDAQ Composite Index stood at 2215.10, a decline of 42.8 percent over the same time period. The Standard & Poors 500 Index closed at 1264.96 on June 8, 2001, a decline of 13.2 percent from a year ago.

                  The market for thrift stocks has been mixed during the past twelve months. Indications of slower economic growth supported an advance in thrift prices during late-May and early-June 2000, although the rally stalled on profit taking and continued uncertainty about further rate increases by the Federal Reserve. Thrift stocks generally declined during the second half of June 2000, reflecting growing concerns that some thrifts were experiencing a decline in credit quality. The Federal Reserve's decision to leave interest rates unchanged at its late-June meeting, along with expectations that the slowing economy would deter further interest rate increases by the Federal Reserve, supported a recovery in thrift prices during the first half of July. Thrift stocks traded in a narrow range through the end of July, as second quarter earnings

RP FINANCIAL, LC.
PAGE 4.16


generally met expectations. Lower interest rates lifted thrift stocks higher during the first half of August, as bond yields approached their lowest level in more than a year. Thrift stocks stabilized in late-August, as the Federal Reserve's decision to leave rates unchanged was widely anticipated. Signs of slower economic growth with tame inflation propelled thrift stocks higher through most of September, as interest rate sensitive stocks benefited from lower interest rates and the reversion to a normal yield curve for the first time since mid-January. Larger cap financial stocks also generally moved higher on news of Chase Manhattan's agreement to acquire J.P. Morgan, which was announced on September 13, 2000 and FleetBoston's proposed acquisition of Summit of New Jersey, which was announced on October 2, 2000.

         Financial stocks declined with the broader market following the release of the September 2000 employment data, which showed the unemployment rate matching a 30-year low first reached in April 2000. The sharp sell-off in stocks during mid-October included thrift stocks, reflecting growing concerns of credit quality deterioration and higher interest rates negatively impacting the earnings of financial stocks. Comparatively, thrift stocks posted solid gains during the second half of October, as investors sold technology stocks and moved into financial and other Old Economy stocks.

         Thrift stocks eased lower through most of November 2000, as financial stocks in general experienced selling pressures from growing credit quality concerns and the Federal Reserve's decision not to cut rates at its mid-November meeting. More attractive fundamentals and favorable comments from a thrift analyst provided for a rebound in thrift prices at the end of November. Thrift stocks fared better than the broader market through most of December, as the slowing economy and declining interest rates attracted investors to interest rate sensitive issues in general. Despite the surprise interest rate cut by the Federal Reserve in early-January 2001, thrift stocks trended lower during the first half of January. Profit taking following the year-end rally and concerns that the slowing economy would lead to an increase credit quality problems for lenders, particularly commercial lenders, were factors that contributed to the decline in thrift prices. Thrift stocks rebound during late-January and the first half of February, as the second interest rate cut by the Federal Reserve and expectations of further interest rate cuts served to rekindle interest in thrift issues.

RP FINANCIAL, LC.
PAGE 4.17

         After trading in a narrow range through mid-March 2001, a sell-off in large U.S. banks rippled through the thrift sector as well. Most of the sell-off was attributable to concerns over U.S. bank exposure to troubled Japanese banks, which would only indirectly impact the thrift sector to the extent such problems would impact the U.S. economy. The Federal Reserve's implementation of a third rate cut at its March meeting had little impact on thrift stocks, as thrift stocks followed the broader market lower following the rate cut. However, aided by the decline in short-term interest rates that provided for a steeper yield curve, thrift stocks moved higher at the end of the first quarter. After following the broader market lower in early-April, thrifts stock recovered slightly in mid-April and generally outperformed bank stocks. The more favorable performance by thrifts was supported by their lower exposure to the downturn in the commercial credit cycle and the more positive effect that the rate cuts would have on their margins. While the announced merger between First Union and Wachovia had little impact on the overall market for thrift and bank stocks, financial stocks gained on news of the surprise rate cut by the Federal Reserve in mid-April. The largest gains in the thrift sector tended to be in the large-cap stocks. Thrift prices generally stabilized in late-April, as first quarter earnings generally met expectations.

         Lower short-term interest rates and a steeper yield curve continued to benefit thrift issues in May 2001, particularly following the 0.50 percent rate cut by the Federal Reserve in mid-May. Thrift issues traded in a narrow range in late-May, as interest rates stabilized. Expectations of further rate cutes by the Federal Reserve and stronger second quarter earnings translated into slightly higher thrift prices in early-June. On June 8, 2001, the SNL Index for all publicly-traded thrifts closed at 931.3, an increase of 56.2 percent from one year ago.

         B. THE NEW ISSUE MARKET

                  In addition to thrift stock market conditions in general, the new issue market for converting thrifts is also an important consideration in determining the Bank's pro forma market value. The new issue market is separate and distinct from the market for seasoned stock thrifts in that the pricing ratios for converting issues are computed on a pro forma basis, specifically:
(1) the numerator and denominator are both impacted by the conversion offering amount, unlike

RP FINANCIAL, LC.
PAGE 4.18


existing stock issues in which price change affects only the numerator; and (2) the pro forma pricing ratio incorporates assumptions regarding source and use of proceeds, effective tax rates, stock plan purchases, etc. which impact pro forma financials, whereas pricing for existing issues are based on reported financials. The distinction between pricing of converting and existing issues is perhaps no clearer than in the case of the price/tangible book ("P/TB") ratio in that the P/TB ratio of a converting thrift will typically result in a discount to tangible book value whereas in the current market for existing thrifts the P/TB ratio often reflects a premium to tangible book value. Therefore, it is appropriate to also consider the market for new issues, both at the time of the conversion and in the aftermarket.

                  The market for converting thrifts has shown some signs of strengthening in recent months, although conversion activity has remained somewhat limited. As shown in Table 4.2,

RP FINANCIAL, LC.
PAGE 4.19

RP FINANCIAL, LC.
PAGE 4.20

only three standard conversion offerings have been completed during the past three months. Two out of the three offerings were closed at the top of the super range and one was closed between the minimum and the midpoint. All three of the recent conversions traded higher in initial trading activity and the average one week change in price for standard conversion offerings completed during the past three months equaled positive 30.8 percent. The average pro forma price/tangible book and core price/earnings ratios of the recent standard conversions at closing equaled 54.1 percent and 13.0 times, respectively.

         In examining the current pricing characteristics of the conversion offerings completed during the last three months (see Table 4.3), we note there exists a considerable difference in pricing ratios compared to the universe of all publicly-traded thrifts. Specifically, the current average P/B ratio of the full conversions completed in the most recent three month period of 96.08 percent reflects a discount of 13.8 percent from the average P/B ratio of all publicly-traded thrifts (equal to 111.52 percent). The equity-to-assets ratio of the recent conversion was above the average for all publicly-traded thrifts (14.73 percent versus 10.57 percent for all publicly-traded thrifts), which primarily accounted for the lower core return on equity maintained by the recent conversions (4.54 percent versus 7.56 percent for all publicly-traded thrifts). Accordingly, the discount reflected in the P/B ratio of the recent conversion suggests that the investment community has determined to discount their stocks on a book basis until the return on equity improves through redeployment and leveraging of the proceeds over the longer term and implementation of other capital management strategies. One of the recent conversions in Table 4.3, Fidelity Bankshares, was a second-step conversion and such offerings tend to be priced at a higher P/B ratio than standard conversion offerings. The current average P/B ratio of the two standard conversion offerings equaled 79.32 percent and reflected a discount of 28.9 percent from the average P/B ratio for all publicly-traded thrifts.

         C. THE ACQUISITION MARKET

                  Also considered in the valuation was the potential impact on Peoples Federal's stock price of recently completed and pending acquisitions of other savings institutions operating in Indiana. As shown in Exhibit IV-4, there were seven Indiana thrift acquisitions completed

RP FINANCIAL, LC.
PAGE 4.21


between the beginning of 1998 through year-to-date 2001, and there are no acquisitions currently

RP FINANCIAL, LC.
PAGE 4.22

RP FINANCIAL, LC.
PAGE 4.23


pending of Indiana savings institutions. The recent acquisition activity involving Indiana thrifts may imply a certain degree of acquisition speculation for the Bank's stock. To the extent that acquisition speculation may impact the Bank's offering, we have largely taken this into account in selecting Indiana-based companies which operate in markets that have experienced a comparable level of acquisition activity as the Bank's market and, thus, are subject to the same type of acquisition speculation that may influence Peoples Federal's trading price.

                              * * * * * * * * * * *

                  In determining our valuation adjustment for marketing of the issue, we considered market conditions in general and trends in the overall thrift market, including the new issue market and the acquisition market for Indiana thrifts. Taking these factors and trends into account, RP Financial concluded that a slight downward adjustment was appropriate in the valuation analysis for purposes of marketing of the issue.


8. MANAGEMENT

         Peoples Federal's management team appears to have experience and expertise in all of the key areas of the Bank's operations. Exhibit IV-5 provides summary resumes of Peoples Federal's Board of Directors. While the Bank does not have the resources to develop a great deal of management depth, given its asset size and the impact it would have on operating expenses, management and the Board have been effective in implementing an operating strategy that can be well managed by the Bank's present organizational structure as indicated by the financial characteristics of the Bank. Peoples Federal currently does not have any executive management positions that are vacant.

         Similarly, the returns, capital positions, and other operating measures of the Peer Group companies are indicative of well-managed financial institutions, which have Boards and management teams that have been effective in implementing competitive operating strategies. Therefore, on balance, we concluded no valuation adjustment relative to the Peer Group was appropriate for this factor.

RP FINANCIAL, LC.
PAGE 4.24


9. EFFECT OF GOVERNMENT REGULATION AND REGULATORY REFORM

         In summary, as a fully-converted SAIF-insured institution, Peoples Federal will operate in substantially the same regulatory environment as the Peer Group members -- all of whom are adequately capitalized institutions and are operating with no apparent restrictions. Exhibit IV-6 reflects the Bank's pro forma regulatory capital ratios. On balance, no adjustment has been applied for the effect of government regulation and regulatory reform.

SUMMARY OF ADJUSTMENTS

         Overall, based on the factors discussed above, we concluded that the Bank's pro forma market value should be discounted relative to the Peer Group as follows:

         KEY VALUATION PARAMETERS:                                                 VALUATION ADJUSTMENT
         ------------------------                                                  --------------------
         Financial Condition                                                       Slight Upward
         Profitability, Growth and Viability of Earnings                           Slight Downward
         Asset Growth                                                              No Adjustment
         Primary Market Area                                                       Slight Upward
         Dividends                                                                 No Adjustment
         Liquidity of the Shares                                                   Slight Downward
         Marketing of the Issue                                                    Slight Downward
         Management                                                                No Adjustment
         Effect of Government Regulations and Regulatory Reform                    No Adjustment


VALUATION APPROACHES

         In applying the accepted valuation methodology promulgated by the OTS and adopted by the FDIC, i.e., the pro forma market value approach, we considered the three key pricing ratios in valuing Peoples Federal's to-be-issued stock -- price/earnings ("P/E"), price/book ("P/B"), and price/assets ("P/A") approaches -- all performed on a pro forma basis including the effects of the conversion proceeds. In computing the pro forma impact of the conversion and the related pricing ratios, we have incorporated the valuation parameters disclosed in Peoples Federal's prospectus for reinvestment rate, the effective tax rate, offering expenses and stock benefit plan

RP FINANCIAL, LC.
PAGE 4.25


assumptions (summarized in Exhibits IV-7 and IV-8). In our estimate of value, we assessed the relationship of the pro forma pricing ratios relative to the Peer Group and the recent conversions.

         RP Financial's valuation placed an emphasis on the following:

         o P/E APPROACH. The P/E approach is generally the best indicator of long-term value for a stock. Given the similarities between the Bank's and the Peer Group's earnings composition and overall financial condition, the P/E approach was carefully considered in this valuation. At the same time, since reported earnings for both the Bank and the Peer Group included certain non-recurring items, we also made adjustments to earnings to arrive at core earnings estimates for the Bank and the Peer Group and resulting price/core earnings ratios.

         o P/B APPROACH. P/B ratios have generally served as a useful benchmark in the valuation of thrift stocks, particularly in the context of an initial public offering, as the earnings approach involves assumptions regarding the use of proceeds. RP Financial considered the P/B approach to be a valuable indicator of pro forma value taking into account the pricing ratios under the P/E and P/A approaches. We have also modified the P/B approach to exclude the impact of intangible assets (i.e., price/tangible book value or "P/TB"), in that the investment community frequently makes this adjustment in its evaluation of this pricing approach.

         o P/A APPROACH. P/A ratios are generally a less reliable indicator of market value, as investors typically assign less weight to assets and attribute greater weight to book value and earnings - we have also given less weight to the assets approach. Furthermore, this approach as set forth in the regulatory valuation guidelines does not take into account the amount of stock purchases funded by deposit withdrawals, thus understating the pro forma P/A ratio. At the same time, the P/A ratio is an indicator of franchise value, and, in the case of highly capitalized institutions, high P/A ratios may limit the investment community's willingness to pay market multiples for earnings or book value when ROE is expected to be low.

         The Bank will adopt Statement of Position ("SOP") 93-6, which will cause earnings per share computations to be based on shares issued and outstanding excluding unreleased ESOP shares. For purposes of preparing the pro forma pricing analyses, we have reflected all shares issued in the offering, including all ESOP shares, to capture the full dilutive impact, particularly since the ESOP shares are economically dilutive, receive dividends and can be voted. However, we did consider the impact of the adoption of SOP 93-6 in the valuation.

RP FINANCIAL, LC.
PAGE 4.26


         Based on the application of the three valuation approaches, taking into consideration the valuation adjustments discussed above, RP Financial concluded that, as of June 8, 2001, the pro forma market value of Peoples Federal's conversion stock, including the stock issued to the Foundation, was $11,730,000 at the midpoint, equal to 1,173,000 shares at $10.00 per share.

         1. PRICE-TO-EARNINGS ("P/E"). The application of the P/E valuation method requires calculating the Bank's pro forma market value by applying a valuation P/E multiple to the pro forma earnings base. In applying this technique, we considered both reported earnings and a recurring earnings base, that is, earnings adjusted to exclude any one-time non-operating items, plus the estimated after-tax earnings benefit of the reinvestment of the net proceeds. The Bank's reported earnings equaled $767,000 for the twelve months ended March 31, 2001. In deriving Peoples Federal's core earnings, the only adjustments made to reported earnings were to eliminate gains on the sale of investment securities and real estate owned and the non-recurring expense related to the establishment of the deferred compensation plan. The gains totaled $349,000, while the expense of the deferred compensation plan less the ongoing expense of maintaining the plan equaled $566,000 ($611,000 net of the $45,000 ongoing expense of the plan). As shown below, on a tax effected basis, assuming an effective marginal tax rate of 40.0 percent for the gains and non-recurring expense eliminated, the Bank's core earnings were determined to equal $898,000 for the twelve months ended March 31, 2001. (Note: see Exhibit IV-9 for the adjustments applied to the Peer Group's earnings in the calculation of core earnings).


                                                                                               AMOUNT
                                                                                               ------
                                                                                                ($000)
         Net income                                                                              $767
         Non-recurring compensation expense(1)                                                    340
         Gain on sale of investments and REO(1)                                                  (209)
                                                                                                 -----
           Core earnings estimate                                                                $898

         (1)  Tax effected at 40.0 percent.

         Based on the Bank's reported and estimated core earnings, and incorporating the impact of the pro forma assumptions discussed previously, the Bank's pro forma reported and core P/E

RP FINANCIAL, LC.
PAGE 4.27


multiples at the $11.7 million midpoint value equaled 13.07 times and 11.41 times, respectively, which provided for discounts of 15.3 percent and 24.6 percent relative to the Peer Group's average reported and core earnings multiples of 15.44 times and 15.13 times, respectively (see Table 4.4). The discounted earnings multiples are consistent with the previously indicated valuation adjustments.

RP FINANCIAL, LC.
PAGE 4.28

RP FINANCIAL, LC.
PAGE 4.29

RP FINANCIAL, LC.
PAGE 4.30


         2. PRICE-TO-BOOK ("P/B"). The application of the P/B valuation method requires calculating the Bank's pro forma market value by applying a valuation P/B ratio to Peoples Federal's pro forma book value. The pre-conversion reported book value for Peoples Federal equaled $13.6 million and consisted entirely of tangible capital. Based on the $11.7 million midpoint valuation, Peoples Federal's pro forma P/B and P/TB ratios both equaled 50.34 percent. In comparison to the average P/B and P/TB ratios for the Peer Group of 83.68 percent and 84.70 percent, respectively, the Bank's ratios reflected a discount of 39.8 percent on a P/B basis and a discount of 40.6 percent on a P/TB basis. RP Financial considered the discounts under the P/B approach to be reasonable in light of the valuation adjustments referenced earlier and the Bank's resulting P/E and core P/E multiples.

         3. PRICE-TO-ASSETS ("P/A"). The P/A valuation methodology determines market value by applying a valuation P/A ratio to the Bank's pro forma asset base, conservatively assuming no deposit withdrawals are made to fund stock purchases. In all likelihood there will be deposit withdrawals, which results in understating the pro forma P/A ratio which is computed herein. At the midpoint of the valuation range, Peoples Federal's value equaled 9.53 percent of pro forma assets. Comparatively, the Peer Group companies exhibited an average P/A ratio of 11.68 percent, which implies an 18.4 percent discount has been applied to the Bank's pro forma P/A ratio.


COMPARISON TO RECENT CONVERSIONS

         As indicated at the beginning of this chapter, RP Financial's analysis of recent conversion pricing characteristics at closing and in the aftermarket has been limited to a "technical" analysis and, thus, the pricing characteristics of recent standard conversions are not the primary determinate of value herein. Particular focus was placed on the P/TB approach in this analysis, since the P/E multiples do not reflect the actual impact of reinvestment and the source of the stock proceeds (i.e., external funds vs. deposit withdrawals). The recent standard conversions on average closed at a price/tangible book ratio of 54.1 percent (see Table 4.2). In comparison, the Bank's P/TB ratio at the appraised midpoint value reflects a discount of 17.0 percent relative to

RP FINANCIAL, LC.
PAGE 4.31


the average closing P/TB ratio of the recent standard conversion offerings. In comparison to the average current aftermarket P/TB ratio of the recent standard conversions (79.32 percent), the Bank's P/TB ratio at the appraised midpoint value reflects a discount of 36.5 percent.


VALUATION CONCLUSION

         Based on the foregoing, it is our opinion that, as of June 8, 2001, the estimated aggregate pro forma market value of the shares to be issued immediately following the conversion, including the 2.0 percent of the shares to be issued to the Foundation was $11,730,000 at the midpoint. Pursuant to conversion guidelines, the 15 percent offering range indicates a minimum value of $9,970,500 and a maximum value of $13,489,500. Based on the $10.00 per share offering price, this valuation range equates to an offering of 997,050 at the minimum and 1,348,950 at the maximum. In the event the appraised value is subject to an increase, the offering range may be increased up to a super maximum value of $15,512,930 without requiring a resolicitation.

         Based on this valuation range, the offering range is as follows:
$9,775,000 at the minimum, $11,500,000 at the midpoint, $13,225,000 at the maximum and $15,208,750 at the top of the super maximum. Based on a $10.00 per share offering price, the number of offering shares is as follows: 977,500 at the minimum, 1,150,000 at the midpoint, 1,322,500 at the maximum and 1,520,875 at the top of the super maximum. The comparative pro forma valuation calculations relative to the Peer Group are shown in Table 4.4 and are detailed in Exhibit IV-7 and Exhibit IV-8.